EXHIBIT 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and between

GREENE COUNTY BANCSHARES, INC.

and

INDEPENDENT BANKSHARES CORPORATION

Dated as of June 17, 2003

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS

ii

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of June 17, 2003 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), is entered into by and between GREENE COUNTY BANCSHARES, INC., a Tennessee corporation (“Greene County”), and INDEPENDENT BANKSHARES CORPORATION, a Tennessee corporation (“Independent”).

The respective Boards of Directors of each of Greene County and Independent have determined that it is in the best interests of their respective companies and shareholders to consummate the business combination transaction provided for herein.  It is the intention of the parties to this Agreement that the business combination contemplated hereby be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

Simultaneously with the execution of this Agreement, Greene County is entering into an agreement with the persons named therein (“Locked Insiders”) in the form of Exhibit A hereto (the “Voting Agreement”) pursuant to which they have agreed, among other things, to vote their shares of Independent Common Stock in favor of the adoption of this Agreement, on the terms set forth therein.

THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01.  Defined Terms.  The following terms shall have the meanings defined for such terms in the Sections set forth below:

Term	Section

AAA	10.11
Acquisition Proposal	6.02(f	)
Agreement	Preamble
Average Closing Price	9.01(h	)
Articles of Merger	2.02
Bank Holding Company Act	4.01(a	)
Business Day	2.04
Cash Amount of Merger Consideration	2.09(f	)
Cash Designee Shares	2.06(b	)
Cash Election Amount	2.06(a	)
Cash Election Shares	2.06(a	)
Certificate	3.02
Change in Independent Recommendation	7.03(a	)
Closing	2.04
Closing Date	2.04
Code	Preamble
Controlled Entity	4.02(b	)
Covered Employees	7.07(a	)
CRA	4.12
Deferred Compensation Plan	2.09(d	)
Derivative Transactions	4.28(b	)
Dissenting Shareholder	2.05(d	)
Dissenting Shares	2.05(d	)
Effective Time	2.02
Election Deadline	2.06(a	)
Election Form	2.06(a	)
Environmental Laws	4.20
ERISA	4.11(a	)
ERISA Affiliate	4.11(a	)
Exchange Act	4.17
Exchange Agent	2.06
Exchange Fund	3.01
Exchange Ratio	2.05(b	)
Extension Notice	2.04
FDIC	4.01(c	)
Federal Reserve Board	4.04
First Independent Bank	4.01(c	)
401(k) Plans	7.07(b	)
Freddie Mac	4.22(b	)
GAAP	4.01(a	)
Ginnie Mae	4.22(b	)
Governmental Entity	4.04
Greene County	Preamble
Greene County Common Stock	2.05(a	)
Greene County Options	2.09(a	)
Greene County Regulatory Agreement	5.12
Greene County Reports	5.10

Term	Section

Greene County Stock Option Plan	2.09(a	)
HUD	4.22(b	)
Independent	Preamble
Independent Common Stock	2.05(a	)
Independent Common Stock Outstanding	2.09(f	)
Independent Contract	4.13(a	)
Independent Incentive Stock Option	2.09(a	)
Independent Incentive Stock Option Account	2.09(b	)
Independent Non-Qualified Stock Option	2.09(c	)
Independent Non-Qualified Stock Option Account	2.09(d	)
Independent Shareholders Meeting	7.03
Independent Stock Option Plan	2.09(a	)
Index	9.01(h	)
Injunction	8.01(e	)
Insurance Amount	7.08(b	)
Intellectual Property	4.27(a	)
Liens	4.02(b	)
Loans	7.14
Locked Insiders	Preamble
Mailing Date	2.06(a)(i	)
Material Adverse Effect	4.01(a	)
Measurement Date	9.01(h	)
Merger	2.01
Merger Consideration	2.05(b	)
Modified Cash Amount of Merger Consideration	2.09(f	)
Modified Fixed Exchange Ratio	2.09(f	)
Modified Per Share Cash Consideration	2.09(f	)
Nasdaq	4.04
No Election Shares	2.06(a)(ii	)
Option Conversion Ratio	2.09(a	)
PBGC	4.11(c	)
Per Share Cash Consideration	2.05(b	)
Per Share Stock Consideration	2.05(b	)
Plans	4.11(a	)
Proxy Statement/Prospectus	4.04
Regulatory Agreement	4.14
Representatives	6.02(f	)
Requisite Regulatory Approvals	8.01(c	)
Rutherford Bank and Trust	4.01(c	)
S-4	4.17
SEC	4.04
Second Merger	7.01(b	)
Securities Act	5.14
Software	4.27(a	)
Starting Share Price	9.01(h	)
Stock Designee Shares	2.06(b	)
Stock Election Shares	2.06(a)(i	)
Subsidiary	4.01(a	)
Superior Proposal	6.02(f	)
Surviving Company	2.01
Taxes	4.10(j	)
Tax Return	4.10(k	)
TBCA	2.01
Tennessee Secretary	2.02
Termination Fee	9.02(b	)

Term	Section

Total Stock Merger Consideration	2.05(c	)
Total Cash Merger Consideration	2.05(c	)
VA	4.24(b	)
Voting Agreement	Preamble

Section 1.02.  Other Definitional Provisions.  The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

ARTICLE II

THE MERGER

Section 2.01.  The Merger.  Subject to the terms and conditions of this Agreement, in accordance with the Tennessee Business Corporation Act (the “TBCA”) at the Effective Time (as defined in Section 2.02 hereof), Independent shall merge (the “Merger”) with and into Greene County.  Greene County shall be the surviving corporation (hereinafter sometimes called the “Surviving Company”) in the Merger and shall continue its corporate existence under the laws of the State of Tennessee.  The name of the Surviving Company shall be Greene County Bancshares, Inc.  Upon consummation of the merger, the separate corporate existence of Independent shall terminate.

Section 2.02.  Effective Time.  The Merger shall become effective as set forth in the articles of merger (the “Articles of Merger”) which shall be filed with the Secretary of State of the State of Tennessee (the “Tennessee Secretary”) on the Closing Date (as defined in Section 2.04 hereof).  The term “Effective Time” shall mean the time on the Closing Date when the Merger becomes effective, as set forth in the Articles of Merger.

Section 2.03.  Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in the TBCA.

Section 2.04.  Closing of the Merger.  Subject to the terms and conditions of this Agreement, except as provided in the following paragraph, the closing of the Merger (the “Closing”) will take place at the offices of Kutak Rock LLP at 1101 Connecticut Avenue, NW, Washington, DC at 9:00 a.m., Eastern Time, on the first Friday which is a Business Day occurring at least two Business Days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VIII hereof, other than conditions which by their terms are to be satisfied at Closing, or such other date or time as the parties may mutually agree (the “Closing Date”).  For purposes of this Agreement, a “Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which the office of the Tennessee Secretary is closed.

Section 2.05.  Conversion of Independent Capital Stock.  At the Effective Time, without any action on the part of Greene County, Independent or the holder of any of the shares of common stock of Independent, the Merger shall be effected in accordance with the following terms:

(a)   All shares of common stock, par value $4.00 per share, of Independent (the “Independent Common Stock”) owned directly by Independent (including treasury shares) or Greene County (other than shares in trust accounts, managed accounts and the like or shares held in satisfaction of a debt previously contracted) shall be cancelled and retired and shall not represent capital stock of the Surviving Company and shall not be exchanged for shares of common stock, par value $2.00 per share, of Greene County (“Greene County Common Stock”), cash or other consideration.

(b)   Subject to the allocation provisions of Section 2.06, at the Effective Time, the holders of Independent Common Stock outstanding at the Effective Time (excluding shares held by any Independent or Greene County or any of their respective Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by shareholders who perfect their statutory dissenters’ rights as provided in this Section) shall be entitled to receive, and Greene County shall pay or issue and deliver, in the aggregate, (i) a number of shares of Greene County Common Stock for each share of Independent Common Stock based on the Exchange Ratio of 1.7878 (the “Per Share Stock Consideration”) unless such ratio is decreased pursuant to Section 2.09(f) or revised upon the application of Section 9.01(h), or (ii) an amount equal to $45.00 in cash for each such share of Independent Common Stock (the “Per Share Cash Consideration”) unless such amount is decreased pursuant to Section 2.09(f). The foregoing consideration, collectively and in the aggregate, shall be referred to herein as the “Merger Consideration.”

(c)   Subject to the allocation provisions of Section 2.06 below, each holder of a share of Independent Common Stock may elect to receive the Per Share Stock Consideration or the Per Share Cash Consideration for each such share of Independent Common Stock; provided, however, that the aggregate number of shares of Greene County Common Stock with respect to which the Per Share Stock Consideration shall be paid as the Merger Consideration shall be 836,310 shares of Greene County Common Stock; provided further, however, that the aggregate amount of cash consideration with respect to which the Per Share Cash Consideration shall be paid as the Merger Consideration shall be $9,055,879 unless such cash consideration shall be increased pursuant to Section 2.09 or pursuant to Section 9.01(h).  Such amount of the Greene County Common Stock paid as Merger Consideration shall be referred to in this Agreement as the “Total Stock Merger Consideration,” and such amount of cash paid as Merger Consideration shall be referred to as the “Total Cash Merger Consideration.”

(d)   Each outstanding share of Independent Common Stock the holder of which has perfected his right to dissent under applicable law and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent a right to receive shares of Greene County Common Stock or cash hereunder, and the holder thereof shall be entitled only to such rights as are granted by applicable law.  Independent shall give Greene County prompt notice upon receipt by Independent of any such demands for payment of the fair value of such shares of Independent Common Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable law (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”), and Greene County shall have the right to participate in all negotiations and proceedings with respect to any such demands.  Independent shall not, except with the prior written consent of Greene County, voluntarily make any payment with respect to, or settle or offer to settle any such demand for payment or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under the TBCA.  Any payments made in respect of Dissenting Shares shall be made by the Surviving Company.

(e)   If any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, such holder’s shares of Independent Common Stock shall be converted into a right to receive cash or Greene County Common Stock in accordance with the applicable provisions of this Agreement.  If such holder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment after the Effective Time, each share of Independent Common Stock of such holder shall be converted on a share-by-share basis into either the right to receive the Cash Election Price or Greene County Common Stock as Greene County shall determine in its sole discretion.

(f)    The Exchange Ratio set forth above shall be subject to appropriate adjustments in the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding Greene County Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other like changes in Greene County’s capitalization.

Section 2.06.  Election and Allocation Procedures.

(a)   Election Procedures.

(i)            An election form (“Election Form”), together with the other transmittal materials described in Section 3.02, shall be mailed as soon as reasonably practicable after the

Effective Time (provided that it need not be sent until the Requisite Regulatory Approvals (as defined in Section 8.01(c)) have been obtained) to each holder of Independent Common Stock of record at the Effective Time.  Such date of mailing shall be referred to hereinafter as the “Mailing Date.”  Each Election Form shall permit a holder (or the beneficial owner through appropriate and customary documentation and instruction) of Independent Common Stock to elect to receive the Per Share Cash Consideration with respect to all or any of such holder’s Independent Common Stock (shares as to which the election is made, “Cash Election Shares”).  The “Cash Election Amount” shall be equal to the Per Share Cash Consideration multiplied by the total number of Cash Election Shares.  All shares of Independent Common Stock other than the Cash Election Shares and the No Election Shares (as defined below) shall be referred to herein as the “Stock Election Shares.”

(ii)           Any share of Independent Common Stock with respect to which the holder (or the beneficial owner, as the case may be) shall not have submitted to the Exchange Agent an effective, properly completed Election Form on or before a date after the Closing Date to be agreed upon by the parties hereto (which date will be set forth on the Election Form), but in any event not earlier than 15 days after the Mailing Date (such deadline, the “Election Deadline”), shall be converted either into the Per Share Stock Consideration or the Per Share Cash Consideration as set forth in Section 2.06(b) (such shares, the “No Election Shares”), with the exception that No Election Shares held by a holder of less than 100 shares of Independent Common Stock shall be deemed to be Cash Election Shares.

(iii)          Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline.  An Election Form shall be deemed properly completed only if accompanied by one or more certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all Independent Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form.  Any Election Form may be revoked or changed by the person submitting such Election Form (or the beneficial owner of the shares covered by such Election Form through appropriate and customary documentation and instruction) at or prior to the Election Deadline.  In the event an Election Form is revoked prior to the Election Deadline and no other valid election is made, the shares of Independent Common Stock represented by such Election Form shall be No Election Shares.  Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.  Neither Greene County nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

(b)   Allocation Procedures.  As soon as reasonably practicable after the Effective Time, Greene County shall cause the Exchange Agent to allocate the Total Cash Merger Consideration and Total Stock Merger Consideration among the holders of Independent Common Stock, which shall be effected by the Exchange Agent as follows:

(i)            If the Total Cash Merger Consideration is greater than the Cash Election Amount, then:

(A)  each Cash Election Share shall be converted into the right to receive an amount of cash equal to the Per Share Cash Consideration;

(B)   the Exchange Agent will select, on a pro rata basis, first from among the holders of No Election Shares and then, if necessary, from among the holders of Stock Election Shares, a sufficient number of such shares (“Cash Designee Shares”) such that the sum of Cash Designee Shares and Cash Election Shares multiplied by the Per Share Cash Consideration equals as closely as practicable the Total Cash Merger Consideration.

Each Cash Designee Share shall be converted into the right to receive the Per Share Cash Consideration; and

(C)   each remaining unconverted share of Independent Common Stock (after application of subsections (A) and (B) above) shall be converted into the right to receive the Per Share Stock Consideration.

(ii)           If the Total Cash Merger Consideration is less than the Cash Election Amount then:

(A)  each Stock Election Share and each No Election Share (other than any No Election Shares held by holders of less than 100 shares of Independent Common Stock, which shares are automatically deemed Cash Election Shares) shall be converted into the right to receive the Per Share Stock Consideration;

(B)   the Exchange Agent will select, on a pro rata basis from among the holders of Cash Election Shares (other than holders of No Election Shares holding less than 100 shares of Independent Common Stock), a sufficient number of such shares (“Stock Designee Shares”) such that the number of such Stock Designee Shares multiplied by the Per Share Cash Consideration equals as closely as practicable the difference between the Cash Election Amount and the Total Cash Merger Consideration.  The Stock Designee Shares shall be converted into the right to receive the Per Share Stock Consideration; and

(C)   each remaining unconverted share of Independent Common Stock (after application of subsections (A) and (B) above) shall be converted into the right to receive an amount of cash equal to the Per Share Cash Consideration.

(iii)          In the event that the Exchange Agent is required pursuant to this Section 2.06 to designate from among all Stock Election Shares the Cash Designee Shares to receive the Per Share Cash Consideration, each holder of Stock Election Shares shall be allocated a pro rata portion of the total Cash Designee Shares.  Such pro ration shall reflect the proportion that the number of Stock Election Shares of each holder of Stock Election Shares bears to the total number of Stock Election Shares.

(iv)          In the event the Exchange Agent is required pursuant to this Section 2.06 to designate from among all holders of Cash Election Shares the Stock Designee Shares to receive the Per Share Stock Consideration, each holder of Cash Election Shares (other than holders of No Election Shares holding less than 100 shares of Independent Common Stock) shall be allocated a pro rata portion of the total Stock Designee Shares. Such pro ration shall reflect the proportion that the number of Cash Election Shares of each holder of Cash Election Shares bears to the total number of Cash Election Shares.

Section 2.07.  No Fractional Shares.  Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Greene County Common Stock shall be issued in the Merger.  Each holder who otherwise would have been entitled to a fraction of a share of Greene County Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Independent Common Stock owned by such holder at the Effective Time) by $25.20.  No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

Section 2.08.  Greene County Common Stock.  At and after the Effective Time, each share of Greene County Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of Greene County and shall not be affected by the Merger.

Section 2.09.  Treatment of Stock Options; Deferred Compensation Plan.

(a)   At the Effective Time, each incentive stock option granted or heretofore assumed by Independent to purchase shares of Independent Common Stock (each an “Independent Incentive Stock Option”) pursuant to the Independent Bankshares Corporation, First Independent Bank, and Rutherford Bank and Trust Incentive Stock Option and Directors’ Non-Qualified Stock Option Plan of 1998 (the “Independent Stock Option Plan”) which is outstanding and unexercised (whether or not exercisable) immediately prior thereto shall cease to represent a right to acquire shares of Independent Common Stock and shall be converted automatically into an option to purchase shares of Greene County Common Stock (“Greene County Options”) in an amount and at an exercise price determined as provided below (and shall be subject to the Incentive Stock Option Plan of Greene County Bancshares, Inc. and Subsidiaries of 1995 (the “Greene County Stock Option Plan”)):

(i)            the number of shares of Greene County Common Stock to be subject to the converted option shall be equal to the product of (A) the number of shares of Independent Common Stock subject to the Independent Incentive Stock Options and (B) the Exchange Ratio (the “Option Conversion Ratio”), provided that any fractional shares of Greene County Common Stock resulting from such multiplication shall be rounded up to the nearest whole share; and

(ii)           subject to this Section 2.09(a), the exercise price per share of Greene County Common Stock under the converted option shall be equal to the exercise price per share of Independent Common Stock under the Independent Incentive Stock Option divided by the Option Conversion Ratio, provided that such exercise price shall be rounded down to the nearest cent.

The Independent Incentive Stock Options converted pursuant to this Section 2.09(a) are “incentive stock options” (as defined in Section 422 of the Code), and the exercise price, the number of shares purchasable pursuant to such options and the terms and conditions of exercise of such options shall also be determined in order to comply with Section 424(a) of the Code and to avoid a “modification” of any such option under Code Section 424(h).  Except as otherwise provided in this Section 2.09, the duration and other terms of each converted option shall be the same as the applicable Independent Incentive Stock Option, except that all references to Independent shall be deemed to be references to Greene County.

(b)   If any Independent Incentive Stock Options shall have been exercised on or after the date of this Agreement and prior to the Effective Time:

(i)            Independent shall deposit the total amount of cash consideration received by it in connection with the exercise of any such Independent Incentive Stock Options into one separate, segregated account (the “Independent Incentive Stock Option Account”) in First Independent Bank (as defined below); provided that, Independent shall not remove such funds from the Independent Incentive Stock Option Account without the prior written consent of Greene County; and

(ii)           Greene County shall increase the Total Cash Merger Consideration in Section 2.05(c) by the “in the money” amount of any such exercised Independent Incentive Stock Options; provided that, the “in the money” amount of an Independent Incentive Stock Option shall be the excess of the Per Share Cash Consideration over the exercise price of such option.

(c)   At the Effective Time, each non-qualified stock option not covered by Section 2.09(a) above granted or heretofore assumed by Independent (each an “Independent Non-Qualified Stock Option”) to purchase shares of Independent Common Stock pursuant to the Independent Stock Option Plan which is outstanding and unexercised (whether or not exercisable) immediately prior thereto shall be exchanged for an amount of cash consideration equal to the “in the money” amount of such Independent Non-Qualified Stock Option; provided that, the “in the money” amount of an Independent Non-Qualified Stock Option shall be the excess of the Per Share Cash Consideration over the exercise price of such option.

(d)   If any Independent Non-Qualified Stock Options shall have been exercised on or after the date of this Agreement and prior to the Effective Time:

(i)            Independent shall deposit the total amount of cash consideration received by it in connection with the exercise of any such Independent Non-Qualified Stock Options into one separate, segregated account (the “Independent Non-Qualified Stock Option Account”) in First Independent Bank (as defined below); provided that, Independent shall not remove such funds from the Independent Non-Qualified Stock Option Account without the prior written consent of Greene County; and

(ii)           Greene County shall increase the Total Cash Merger Consideration in Section 2.05(c) by the “in the money” amount of any such exercised Independent Non-Qualified Stock Options; provided that, the “in the money” amount of an Independent Non-Qualified Stock Option shall be the excess of the Per Share Cash Consideration over the exercise price of such option.

(e)   Except as provided herein or as otherwise agreed to by the parties, the Independent Stock Option Plan and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of Independent or any Subsidiary thereof shall terminate as of the Effective Time, and Independent shall ensure that following the Effective Time no holder of an Independent Incentive Stock Option or Independent Non-Qualified Stock Option shall have any right to acquire equity securities of Independent or the Surviving Company (except to the extent required under any qualified plan maintained by Independent or any of its Subsidiaries).

(f)    Prior to the Effective Time, Independent shall have terminated its Director’s Deferred Compensation Plan and satisfied any liability to participants thereof (“Deferred Compensation Plan Liability”); provided that if the Deferred Compensation Plan Liability shall exceed $300,000, the aggregate amount of the Total Cash Merger Consideration in Section 2.05 shall be reduced by the amount of such excess (net of any tax deduction to which Independent and its Subsidiaries are entitled with respect to the payment of such excess) (the “Excess Deferred Compensation Plan Liability”).  If the aggregate amount of the Total Cash Merger Consideration is decreased pursuant to this Section 2.09(f), then the Exchange Ratio and Per Share Cash Consideration in Section 2.05(b) shall be recalculated as follows:

(i)            the Exchange Ratio shall equal (A) the Modified Cash Amount of Merger Consideration divided by (B) the product of the Starting Share Price and the Independent Common Stock Outstanding (the “Modified Exchange Ratio”); and

(ii)           the Per Share Cash Consideration shall equal the Modified Cash Amount of Merger Consideration divided by the Independent Common Stock Outstanding (the “Modified Per Share Cash Consideration”);

provided that if the Modified Exchange Ratio and Modified Per Share Cash Consideration are calculated pursuant to this Section 2.09(f), then Modified Exchange Ratio and Modified Per Share Cash Consideration shall be used throughout this Agreement in lieu of the Exchange Ratio and Per Share Cash Consideration in Section 2.05(b).

For the purposes of this Section 2.09(f), the following terms shall have the meanings indicated:

“Independent Common Stock Outstanding” shall mean 669,031.

“Cash Amount of Merger Consideration” shall mean the sum of (A) the product of the Total Stock Merger Consideration and the Starting Share Price and (B) the Total Cash Merger Consideration.

“Modified Cash Amount of Merger Consideration” shall mean the difference between the Cash Amount of Merger Consideration and Excess Deferred Compensation Plan Liability.

Section 2.10.  Charter.  At the Effective Time, the Amended and Restated Charter of Greene County, as amended, as in effect immediately prior to the Effective Time, shall be the Charter of the Surviving Company, until thereafter amended in accordance with applicable law.

Section 2.11.  Bylaws.  At the Effective Time, the Amended and Restated Bylaws of Greene County, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Company until thereafter amended in accordance with applicable law.

Section 2.12.  Board of Directors.  Subject to Section 7.13, the directors of Greene County immediately prior to the Effective Time shall continue to be the directors of the Surviving Company, each to hold office in accordance with the Charter and Bylaws of the Surviving Company, until their respective successors are duly elected or appointed (as the case may be) and qualified.

Section 2.13.  Tax Consequences.  It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code.

Section 2.14.  Reservation of Right To Revise Structure.  Greene County may at any time change the method of effecting the business combination contemplated by this Agreement if and to the extent that it deems such a change to be desirable, including, without limitation, to provide for a merger of Independent with a wholly owned subsidiary of Greene County; provided, however, that no such change shall (a) alter or change the amount or kind of the Merger Consideration or the method of electing such Merger Consideration, (b) adversely affect the anticipated tax consequences of the Merger to the holders of Independent Common Stock as a result of receiving the Merger Consideration or (c) materially impede or delay consummation of the Merger.  In the event Greene County elects to make such a change, the parties agree to execute appropriate documents to reflect the change.

ARTICLE III

EXCHANGE OF CERTIFICATES FOR MERGER CONSIDERATION

Section 3.01.  Greene County To Make Merger Consideration Available.  At or promptly after the Election Deadline (but in no event prior to the Effective Time), Greene County shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Certificates (as defined below), for exchange in accordance with this Article III, certificates representing the shares of Greene County Common Stock and an estimated amount of cash sufficient to pay the Total Cash Merger Consideration payable hereunder and thereunder and any cash that may be payable in lieu of any fractional shares (such cash and certificates for shares of Greene County Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”).

Section 3.02.  Exchange of Shares.

(a)   As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate formerly representing shares of Independent Common Stock (a “Certificate”) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing, as the case may be, the shares of Greene County Common Stock, cash in respect of the Per Share Cash Consideration and cash in lieu of fractional shares of Greene County Common Stock, if any, into which the shares of Independent Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement.  Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing that number of shares of Greene County Common Stock (if any) to which such former holder of Independent Common Stock shall have become entitled pursuant to the provisions of Article II hereof, (ii) a check representing that amount of cash (if any) to which such former holder of Independent Common Stock shall have become entitled in respect of the Per Share Cash Consideration pursuant to the provisions of Article II hereof and (iii) a check representing the amount of cash (if any) payable in lieu of fractional shares of Greene County Common Stock, which such former holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article III, and the Certificate so surrendered shall forthwith be cancelled.  No interest will be paid or accrued on the cash payable in lieu of fractional shares.

(b)   No dividends or other distributions with a record date after the Effective Time with respect to Greene County Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article III.  After the surrender of a Certificate in accordance with this Article III, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Greene County Common Stock represented by such Certificate.

(c)   If any certificate representing shares of Greene County Common Stock is to be issued in the name of other than the registered holder of the Certificate surrendered in exchange therefor, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Greene County Common Stock in the name of and payment of cash to any person other than the registered holder of the Certificate surrendered, or required for any other reason relating to such holder or requesting person, or shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d)   At or after the Effective Time, there shall be no transfers on the stock transfer books of Independent of the shares of Independent Common Stock which were issued and outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of Greene County Common Stock or payment of cash as provided in this Article III.

(e)   Any portion of the Exchange Fund that remains unclaimed by the shareholders of Independent for six months after the Effective Time shall be paid, at the request of Greene County, to Greene County.  Any shareholders of Independent who have not theretofore complied with this Article III shall thereafter look only to Greene County for payment of the shares of Greene County Common Stock, cash, cash in lieu of any fractional shares and unpaid dividends and distributions on the Greene County Common Stock deliverable in respect of each share of Independent Common Stock held by such shareholders at the Effective Time as determined pursuant to this Agreement, in each case, without any interest thereon.  Notwithstanding anything to the contrary contained herein, none of Greene County, Independent, the Exchange Agent or any other person shall be liable to any former holder of shares of Independent Common Stock, for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(f)    In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Greene County, the posting by such person of a bond in such amount as Greene County may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Greene County Common Stock, cash and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

(g)   Greene County or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Independent Common Stock such amounts as Greene County (or any affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law.  To the extent that such amounts are properly withheld by Greene County or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Independent Common

Stock in respect of whom such deduction and withholding were made by Greene County or the Exchange Agent.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF INDEPENDENT

Independent hereby represents and warrants to Greene County as follows:

Section 4.01.  Corporate Organization.

(a)   Independent is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee.  Independent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have nor be expected to have a Material Adverse Effect (as defined below) on Independent.  As used in this Agreement, the term “Material Adverse Effect” means, with respect to Independent, Greene County or the Surviving Company, as the case may be, a material adverse effect on the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole or a material adverse effect on such party’s ability to consummate the transactions contemplated hereby on a timely basis; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect on the referenced party the cause of which is (i) any change in banking and similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (ii) any change in generally accepted accounting principles (“GAAP”) or regulatory accounting requirements applicable to banks or their holding companies generally, (iii) the announcement of this Agreement or any action of either party or any Subsidiary thereof required to be taken by it under this Agreement and (iv) any changes in general economic conditions affecting banks or their holding companies generally, provided that the effect of such changes described in this clause (iv) (including, without limitation, changes in interest rates) shall not be excluded to the extent of any materially disproportionate impact (if any) they have on such party.  For purposes of this Agreement, “Subsidiary” means, with respect to any person, any corporation, partnership, joint venture, limited liability company or any other entity that is consolidated with such person for financial reporting purposes.  Independent is duly registered as a bank holding company under the Bank Holding Company Act (as defined below).  The copies of the Charter and Bylaws of Independent which have previously been made available to Greene County are true, complete and correct copies of such documents as in effect as of the date of this Agreement.  For purposes of this Agreement, “Bank Holding Company Act” shall mean the Bank Holding Company Act of 1956, as amended, and rules and regulations promulgated thereunder.

(b)   Each Subsidiary of Independent (i) is duly organized and validly existing as a state chartered bank, corporation or partnership under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and in which the failure to be so qualified would have or would be expected to have, either individually or in the aggregate, a Material Adverse Effect on Independent and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

(c)   Except for its ownership of First Independent Bank, a Tennessee state chartered bank (“First Independent Bank”), and Rutherford Bank and Trust, a Tennessee state chartered bank (“Rutherford Bank and Trust”), Independent does not beneficially own, either directly or through its Subsidiaries, any stock or equity interests in any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)).  The deposits of First Independent Bank and Rutherford Bank and Trust are insured by the Federal Deposit Insurance Corporation (the “FDIC”) to the fullest extent permitted by law, and no action, suit or proceeding is pending, or to the best knowledge of Independent, has been threatened by the FDIC against Independent, First Independent Bank or Rutherford Bank and Trust with respect to the termination of such insurance.  All premiums and assessments required to be paid in connection with such insurance has been paid by First Independent Bank and Rutherford Bank and Trust when due.

(d)   The minute books of Independent and each of its Subsidiaries contain records that are accurate in all respects of all meetings and other corporate actions of their respective shareholders and Boards of Directors (including committees of the Board of Directors) and the signatures contained therein are the true signatures of the persons whose signatures they purport to be.

Section 4.02.  Capitalization.

(a)   The authorized capital stock of Independent consists of 5,000,000 shares of Independent Common Stock, par value $4.00 per share.  As of the close of business on May 31, 2003, there were 669,031 shares of Independent Common Stock outstanding, and no other shares of Independent Common Stock were issued or outstanding.  As of the close of business on May 31, 2003, no shares of Independent Common Stock were reserved for any purpose, except for 11,365 shares of Independent Common Stock reserved for issuance upon the exercise of incentive stock options, and 2,368 shares of Independent Common Stock reserved for issuance upon the exercise of non-incentive stock options, in each case pursuant to the Independent Stock Option Plan.  All of the issued and outstanding shares of Independent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  As of the date of this Agreement, except (i) as set forth in Disclosure Schedule 4.02(a) and (ii) as set forth elsewhere in this Section 4.02(a), Independent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Independent Common Stock or any other equity securities of Independent or any securities representing the right to purchase or otherwise receive any shares of Independent capital stock (including, without limitation, any rights plan or agreement).  Except as set forth in Disclosure Schedule 4.02(a), since April 30, 2003, Independent has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than upon the exercise of employee stock options or pursuant to any restricted stock awards granted prior to such date and disclosed in this Section 4.02(a).

(b)   Disclosure Schedule 4.02(b) lists the name, jurisdiction of incorporation, authorized and outstanding shares of capital stock and record and beneficial owners of such capital stock (with respect to owners other than Independent or any Independent Subsidiary) for each entity in which Independent beneficially owns or controls, directly or indirectly, any equity interest (regardless of whether such entity is a Subsidiary) (a “Controlled Entity”) that is a Significant Subsidiary (as such term is defined in Rule 1-02 of Regulation S-X) of Independent.  Each Controlled Entity in which Independent or any Independent Subsidiary beneficially owns or controls, directly or indirectly, more than a 9.9% equity interest is a legal investment for a bank holding company and, with respect to those owned by First Independent Bank and Rutherford Bank and Trust, for a state chartered bank.  Except as set forth in Disclosure Schedule 4.02(b), Independent owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of Independent’s Subsidiaries, free and clear of any liens, charges, encumbrances, adverse rights or claims and security interests whatsoever (“Liens”), and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  Neither Independent nor any Subsidiary thereof has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase, sale or issuance of any shares of capital stock or any other equity security of any Subsidiary of Independent or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of any such Subsidiary.

(c)   No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders may vote are outstanding.

Section 4.03.  Authority; No Violation.

(a)   Independent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The Board of Directors of Independent at a meeting held on June 14, 2003 duly (i) determined that this Agreement, the Voting Agreement and the Merger are fair to and in the best interests of Independent and its shareholders and declared this Agreement, the Voting Agreement and the Merger to be advisable, (ii) approved the Merger, the execution and delivery of this Agreement and the Voting Agreement and the consummation of the transaction contemplated hereby and (iii) recommended that shareholders of Independent adopt this Agreement and directed that such matter be submitted for consideration by Independent’s shareholders at the Independent Shareholders Meeting (as defined below).  Except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Independent Common Stock, no other corporate proceedings on the part of Independent are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Independent and constitutes a valid and binding obligation of Independent, enforceable against Independent in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(b)   Neither the execution and delivery of this Agreement by Independent nor the consummation by Independent of the transactions contemplated hereby nor compliance by Independent with any of the terms or provisions hereof will (i) violate any provision of the Charter or Bylaws of Independent or any of the similar governing documents of any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 4.04 are duly obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Independent or any of its Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, or require redemption or repurchase or otherwise require the purchase or sale of any securities, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Independent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Independent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches, defaults or other events which either individually or in the aggregate will not have and would not reasonably be expected to have a Material Adverse Effect on Independent.

Section 4.04.  Consents and Approvals.  Except for (i) approval of the Merger by the Board of Governors of the Federal Reserve System (“the Federal Reserve Board”), FDIC and Tennessee Department of Financial Institutions, (ii) approval of the listing of Greene County Common Stock to be issued in the Merger on The Nasdaq National Market System (“Nasdaq”), (iii) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the meeting of Independent’s shareholders to be held to vote on approval of this Agreement and the Merger (the “Proxy Statement/Prospectus”) and any filings or approvals under applicable state securities laws, (iv) the filing of the Articles of Merger with the Tennessee Secretary, (v) the adoption of this Agreement by the requisite vote of Independent’s shareholders, (vi) the consents and approvals set forth in Disclosure Schedule 4.04, and (vii) the consents and approvals of third parties which are not Governmental Entities (as hereinafter defined), the failure of which to be obtained will not have and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Independent or Greene County, no consents or approvals, of or filings and registrations with, any court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization (each a “Governmental Entity”) or with any third party are required to be obtained by Independent or its Subsidiaries in connection with (A) the execution and delivery by Independent of this Agreement and (B) the consummation by Independent of the Merger and the other transactions contemplated hereby.

Section 4.05.  Reports.  Independent and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2000 with any Governmental Entity, including, without limitation, the Federal Reserve Board, FDIC and Tennessee Department of Financial Institutions, and have paid all fees and assessments due and payable in connection therewith.  Except for normal examinations conducted by a Governmental Entity in the regular course of business of Independent and its Subsidiaries or as set forth in Disclosure Schedule 4.05, no Governmental Entity has initiated any proceeding or, to the best knowledge of Independent, threatened an investigation into the business or operations of Independent or any of its Subsidiaries since December 31, 2000.  Except as set forth in Disclosure Schedule 4.05, there is no unresolved violation, criticism or exception by any Governmental Entity with respect to any report or statement relating to any examinations of Independent or any of its Subsidiaries, except for such violations, criticisms or exceptions that will not have and would not be expected to have, individually or in the aggregate, a Material Adverse Effect on Independent.

Section 4.06.  Financial Statements.  Independent has previously made available to Greene County copies of (a) the consolidated statements of financial condition of Independent and its Subsidiaries as of December 31, 2001 and 2002 and the related consolidated statements of operations, shareholders’ equity and cash flows for the years ended December 31, 2000 through 2002, inclusive, accompanied by the audit report of Crowe Chizek & Company LLC, independent auditors with respect to Independent, and (b) the unaudited consolidated statements of financial condition of Independent and its Subsidiaries as of March 31, 2002 and March 31, 2003, and the related unaudited consolidated statements of operations, shareholders’ equity and cash flows for the three-month periods then ended.  Each of the financial statements referred to in this Section 4.06 (including the related notes, where applicable) fairly present, and the financial statements referred to in Section 7.10(b) hereof (including the related notes, where applicable) will fairly present when filed with the SEC in connection with this transaction (subject, in the case of the unaudited statements, to normal recurring adjustments, none of which are expected to be material in nature or amount), the results of the consolidated operations and changes in shareholders’ equity and consolidated financial position of Independent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth.  Each of such financial statements (including the related notes, where applicable) complies, and the financial statements referred to in Section 7.10(b) hereof (including the related notes, where applicable) will comply when filed with the SEC, in all material respects with applicable accounting requirements and each of such financial statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 7.10(b) (including the related notes, where applicable) will be when filed with the SEC, prepared in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto.  The books and records of Independent and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

Section 4.07.  Broker’s Fees.  Except as set forth in Disclosure Schedule 4.07, neither Independent nor any Subsidiary thereof nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.  Disclosure Schedule 4.07 sets forth the hourly rates and total estimated fees to be charged in this transaction by each of Crowe Chizek & Company, LLC and Gerrish & McCreary P.C.

Section 4.08.  Absence of Certain Changes or Events.

(a)   Except as set forth in Disclosure Schedule 4.08, since December 31, 2002, no event has occurred which has had or would be expected to have, individually or in the aggregate, a Material Adverse Effect on Independent.

(b)   Except as set forth in Disclosure Schedule 4.08(b) or as contemplated by this Agreement or permitted under Section 6.02, since December 31, 2002, Independent and its Subsidiaries have carried on their respective businesses in the ordinary course of business, and neither Independent nor any of its Subsidiaries has (i) except for normal increases in the ordinary course of business consistent with past practice and except as required by applicable law, increased the wages, salaries, compensation, pension or other fringe benefits or perquisites payable to any officer or director, other than persons newly hired for or promoted to such position, from the amount thereof in effect as of December 31, 2002 or granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus, in each case to any such officer or director, other than pursuant to preexisting agreements, arrangements or bonus plans, or (ii) suffered any strike, work stoppage, slow-down or other labor disturbance.

Section 4.09.  Legal Proceedings.

(a)   Neither Independent nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Independent’s knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Independent or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement which can be expected to have an adverse determination and which, if adversely determined, would, individually or in the aggregate, have or be expected to have a Material Adverse Effect on Independent.

(b)   There is no injunction, order, judgment, decree or regulatory restriction specifically imposed upon Independent, any of its Subsidiaries or the assets of Independent or any of its Subsidiaries which has had, or would be expected to have, a Material Adverse Effect on Independent or the Surviving Company.

Section 4.10.  Taxes.

(a)   Each of Independent and its Subsidiaries has (i) duly and timely filed (including pursuant to applicable extensions granted without penalty) all Tax Returns (as hereinafter defined) required to be filed by it, and such Tax Returns are true, correct and complete, and (ii) paid in full all Taxes due or made adequate provision in the financial statements of Independent (in accordance with GAAP) for any such Taxes (as hereinafter defined), whether or not shown as due on such Tax Returns; (A) no deficiencies for any Taxes have been proposed, asserted or assessed in writing against or with respect to any Taxes due by or Tax Returns of Independent or any of its Subsidiaries; and (B) there are no Liens for Taxes upon the assets of either Independent or its Subsidiaries except for statutory liens for current Taxes not yet due or Liens for Taxes that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided.

(b)   Except as set forth in Disclosure Schedule 4.10(b), neither Independent nor any of its Subsidiaries (i) is or has ever been a member of an affiliated group (other than a group the common parent of which is Independent) filing a consolidated tax return or (ii) has any liability for Taxes of any person arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise.

(c)   Except as set forth in Disclosure Schedule 4.10(c), neither Independent nor any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement for which liability is material.  No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to Independent or any of its Subsidiaries for which liability is material.

(d)   Neither Independent nor any of its Subsidiaries has been a party to any distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(e)   All Taxes required to be withheld, collected or deposited by or with respect to Independent and each Subsidiary have been timely withheld, collected or deposited, as the case may be, and to the extent required, have been paid to the relevant taxing authority.

(f)    Neither Independent nor any of its Subsidiaries has requested, or been granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax.

(g)   Except as set forth in Disclosure Schedule 4.10(g), neither Independent nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result,

individually or in the aggregate, in connection with this Agreement in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code, and neither Independent nor any of its Subsidiaries has made any payments and is not a party to any agreement, and does not maintain any plan, program or arrangement, that could require it to make any payments (including any deemed payment of compensation upon the exercise of an Independent Incentive Stock Option or Independent Non-Qualified Stock Option or upon the issuance of any Independent Common Stock), that would not be fully deductible by reason of Section 162(m) of the Code.

(h)   Neither Independent nor any of its Subsidiaries has filed a consent to the application of Section 341(f) of the Code.

(i)    Independent is not aware of any fact or circumstance that could prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(j)    For purposes of this Agreement, “Taxes” shall mean all taxes, charges, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to, income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other similar taxes, including any interest or penalties attributable thereto.

(k)   For purposes of this Agreement, “Tax Return” shall mean any return, report, information return or other document (including any related or supporting information) required to be filed with any taxing authority with respect to Taxes, including, without limitation, all information returns relating to Taxes of third parties, any claims for refunds of Taxes and any amendments or supplements to any of the foregoing.

Section 4.11.  Employees; Employee Benefit Plans.

(a)   Disclosure Schedule 4.11(a) sets forth a true and complete list or description of each employee benefit plan, arrangement or agreement and any amendments or modifications thereof (including, without limitation, all stock purchase, stock option, severance, employment, change-in-control, health/welfare plans, fringe benefit, bonus, incentive, deferred compensation, pension and other agreements, programs, policies and arrangements, whether or not subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) that is maintained or contributed to as of the date of this Agreement (the “Plans”) by Independent or any of its Subsidiaries or by any trade or business related thereto, whether or not incorporated (an “ERISA Affiliate”), all of which together with Independent would be deemed a “single employer” within the meaning of Section 4001 of ERISA.  Neither Independent nor any of its Subsidiaries have any stock appreciation rights outstanding.

(b)   Except as set forth in Disclosure Schedule 4.11(b), Independent has previously provided or made available to Greene County true and complete copies of each of the Plans and all related documents, including, but not limited to, (i) the actuarial reports for each Plan (if applicable) for each of the last two years, and (ii) the most recent determination letter from the Internal Revenue Service (if applicable) for each Plan.

(c)   Except as set forth in Disclosure Schedule 4.11(c), (i) each of the Plans has been operated and administered in accordance with applicable laws, including, but not limited to, ERISA and the Code, (ii) each of the Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has been determined to be so qualified by the Internal Revenue Service or will be submitted for such determination within the applicable remedial amendment period, and nothing has occurred that would be expected to result in any such Plan ceasing to be qualified, (iii) with respect to each Plan that is subject to Title IV of ERISA, the present value of accrued benefits under such Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Plan’s actuary with respect to such Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accrued benefits, (iv) no Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of Independent, its Subsidiaries or any ERISA Affiliate beyond their retirement or other termination of service, other than

(A) coverage mandated by applicable law, (B) death benefits or retirement benefits under any “employee pension plan,” as that term is defined in Section 3(2) of ERISA, (C) deferred compensation benefits accrued as liabilities on the books of Independent, its Subsidiaries or the ERISA Affiliates or (D) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) no liability under Title IV of ERISA has been incurred by Independent, its Subsidiaries or any ERISA Affiliate that has not been satisfied in full (other than payment of premiums not yet due to the Pension Benefit Guaranty Corporation (the “PBGC”)), and no condition exists that would be expected to result in Independent, its Subsidiaries or any ERISA Affiliate incurring a liability thereunder, (vi) no Plan is a “multi-employer pension plan,” as such term is defined in Section 3(37) of ERISA, (vii) all contributions or other amounts payable by Independent or its Subsidiaries as of the Effective Time with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code, (viii) neither Independent, its Subsidiaries nor any ERISA Affiliate has engaged in a transaction in connection with which Independent, its Subsidiaries or any ERISA Affiliate could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, and (ix) there are no pending, or, to the best knowledge of Independent, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto.

(d)   Except as set forth in Disclosure Schedule 4.11(d), no Plan exists which provides for or could result in the payment to any Independent employee of any money or other property or rights or accelerate the vesting or payment of such amounts or rights to any Independent employee as a result of the transactions contemplated by this Agreement, including the Merger, whether or not such payment or acceleration would constitute a parachute payment within the meaning of Code Section 280G.  Except as set forth in Disclosure Schedule 4.11(d), since March 31, 2003, neither Independent nor any of its Subsidiaries has taken any action that would result in a payment or acceleration described in the preceding sentence.

(e)   Except as set forth in Disclosure Schedule 4.11(e), (i) neither Independent nor any of its Subsidiaries is a party to or is bound by any written contract or arrangement with respect to the employment or compensation of any (A) consultants receiving in excess of $20,000 annually and (B) any employees, and (ii) except as provided under the Plans set forth in Disclosure Schedules 4.11(d) and 4.11(e) and other agreements or arrangements set forth in Disclosure Schedules 4.11(d) and 4.11(e), consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Independent or any Subsidiary to any officer or employee thereof.  No officer or employee of Independent or any Subsidiary is, or shall be, entitled to receive duplicative severance payments and benefits under both (i) an employment or severance agreement and (ii) a severance or change-in-control plan, program or other arrangement.  Independent has previously delivered or made available to Greene County true and complete copies of all consulting agreements and employment and deferred compensation agreements (or forms thereof) to which Independent or any of its Subsidiaries is a party.

(f)    Except as set forth in Disclosure Schedule 4.11(f), no current employee of Independent or any of its Subsidiaries received aggregate remuneration (bonus, salary and commission) in excess of $50,000 for 2002 or would be expected to receive aggregate remuneration (excluding severance or other payments which, pursuant to an agreement or arrangement set forth in Disclosure Schedule 4.11(e), are made as a result of consummation of the transactions contemplated by this Agreement, either alone or upon the occurrence of any additional acts or events) in excess of $50,000 in 2003.

Section 4.12.  Compliance With Applicable Law.  Except as disclosed in Disclosure Schedule 4.12, Independent and each of its Subsidiaries hold, and have at all times held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses, except where the failure to so obtain such licenses, franchises, permits and authorization does not, and is not expected to have, a Material Adverse Effect on Independent or any of its Subsidiaries, and have complied with and are not in violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline (including, but not limited to, the Community Reinvestment Act (the “CRA”), the Truth in Lending Act and the regulations promulgated thereunder, other consumer banking laws, the customer privacy provisions of the Gramm-Leach-Bliley Act, and the anti-money laundering provisions of the Bank Secrecy Act, as amended by the USA PATRIOT Act (as defined in Section 4.14 below)) of any Governmental Entity relating to Independent or any of its Subsidiaries, and neither Independent nor any of its Subsidiaries knows of, or has received notice of, any violations of any of the above which, individually or in the aggregate, would have or would be expected to have a Material Adverse Effect on Independent.

Section 4.13.  Certain Contracts.

(a)   Except as set forth in Disclosure Schedule 4.13(a), neither Independent nor any of its Subsidiaries is a party to or is bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement, (ii) which limits the freedom of Independent or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person or which requires exclusive referrals of business or requires Independent or any of its Subsidiaries to make available investment opportunities of a nature or magnitude to any person on a priority or exclusive basis, or (iii) with or to a labor union or guild (including any collective bargaining agreement).  Each contract, arrangement, commitment or understanding of the type described in this Section 4.13(a), whether or not set forth in Disclosure Schedule 4.13(a), is referred to herein as an “Independent Contract,” and neither Independent nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto.  Independent has made available all contracts which involved payments by Independent or any of its Subsidiaries in fiscal year 2002 of more than $50,000 or which could be expected to involve payments during fiscal year 2003 of more than $50,000, other than any such contract that is terminable at will on 60 days’ or less notice without payment of a penalty in excess of $5,000 and other than any contract entered into on or after the date hereof that is permitted under the provisions of Section 6.02.

(b)   Except as set forth in Disclosure Schedule 4.13(b), (i) each Independent Contract is valid and binding on Independent and in full force and effect and, to the best knowledge of Independent, is valid and binding on the other parties thereto, (ii) Independent and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Independent Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a default on the part of Independent or any of its Subsidiaries under any such Independent Contract, except, in each case, where such invalidity, failure to be binding, failure to so perform or default, individually or in the aggregate, would not have or be expected to have a Material Adverse Effect on Independent Contract.

Section 4.14.  Agreements With Regulatory Agencies.  Except as set forth in Disclosure Schedule 4.14, neither Independent nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has adopted any board resolutions at the request of (each, whether or not set forth in Disclosure Schedule 4.14, a “Regulatory Agreement”), any Governmental Entity that currently restricts or by its terms will in the future restrict the conduct of its business or relates to its capital adequacy, its credit policies, its management or its business, nor has Independent or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.  Independent is not aware of any fact or condition relating to Independent or any of its Subsidiaries (including, without limitation, noncompliance with the CRA or the USA PATRIOT Act (as defined below)) that would prevent Independent or Greene County from obtaining all governmental approvals and consents required in connection with the consummation by Independent of the Merger and the other transactions contemplated hereby.  For purposes of this Agreement, “USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended, and rules and regulations promulgated thereunder.

Section 4.15.  Undisclosed Liabilities.  Except (a) for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of Independent for the quarter ended March 31, 2003 or (b) for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2003, neither Independent nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due) that, either alone or when combined with all the liabilities not described in clause (a) or (b), has had, or could be expected to have, a Material Adverse Effect on Independent.

Section 4.16.  Anti-Takeover Provisions.  The Board of Directors of Independent has taken all necessary action so that the provisions of Section 103 of the TBCA, as amended, and any applicable provisions of the takeover laws of any other state (and any comparable provisions of Independent’s Charter and Bylaws) do not and will not apply to this Agreement, the Voting Agreement, the Merger or the transactions contemplated hereby or thereby.

Section 4.17.  Independent Information.  The information relating to Independent and its Subsidiaries to be provided by Independent to Greene County for inclusion in the Proxy Statement/Prospectus, the registration statement on Form S-4 (the “S-4”) of Greene County in which the Proxy Statement/Prospectus will be included as a prospectus, any filings or approvals under applicable state securities laws, any filing pursuant to Rule 165 or Rule 425 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  Independent will furnish to Greene County the information required to be included in the S-4 with respect to Independent’s business and affairs before the S-4 is filed with the SEC and again before any amendments to the S-4 are filed.

Section 4.18.  Title to Property.

(a)           Real Property.  Except as disclosed in Disclosure Schedule 4.18(a), Independent and its Subsidiaries have good, valid and marketable title to all real property owned by them free and clear of all Liens, except Liens for current taxes not yet due and payable and other standard exceptions commonly found in title policies in the jurisdiction where such real property is located, and such encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties or otherwise impair such operations.  All real property and fixtures material to the business, operations or financial condition of Independent and its Subsidiaries are in good condition and repair.

(b)           Personal Property.  Independent and its Subsidiaries have good, valid and marketable title to all tangible personal property owned by them on the date hereof, free and clear of all Liens except as disclosed in Disclosure Schedule 4.18(b).  With respect to personal property used in the business of Independent and its Subsidiaries which is leased rather than owned, neither Independent nor any Subsidiary thereof is in default under the terms of any such lease the loss of which would be expected to have, either individually or in the aggregate, a Material Adverse Effect on Independent.

(c)           Leased Property.  All leases of real property and all other leases to Independent and its Subsidiaries under which Independent or a Subsidiary, as lessee, leases real or personal property are valid and binding in accordance with their respective terms; there is not under such lease any existing default by Independent or such Subsidiary or any event which with notice or lapse of time would constitute such a default; and Independent or such Subsidiary quietly enjoys the premises provided for in such lease.

Section 4.19.  Insurance.  Independent and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Independent has determined to be prudent in accordance with industry practice.  Independent and its Subsidiaries are in compliance with their insurance policies and are not in default under any of the terms thereof.  Each such policy is outstanding and in full force and effect and, except as set forth on Disclosure Schedule 4.19 and except for policies insuring against potential liabilities of officers, directors and employees of Independent and its Subsidiaries, Independent or the relevant Subsidiary thereof is the sole beneficiary of such policies.  All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.  Neither Independent nor any of its Subsidiaries has received notice of any pending or threatened cancellation or premium increase (retroactive or otherwise) with respect thereto, and each of Independent and its Subsidiaries is in compliance in all respects with all conditions contained therein.  There are no pending claims against such insurance policies by Independent or any of its Subsidiaries as to which insurers are defending under reservation of rights or have denied liability, and there exists no claim under such insurance policies that has not been properly filed by Independent or any of its Subsidiaries.

Section 4.20.  Environmental Liability.  Except as set forth in Disclosure Schedule 4.20, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could be expected to result in the imposition, on Independent or any of its Subsidiaries of any liability or obligation arising under common law standards relating to environmental protection, human health or safety or under any local, state or federal environmental statute, regulation or ordinance, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (collectively, the “Environmental Laws”), pending or, to the best knowledge of Independent, threatened against Independent or any of its Subsidiaries, which liability or obligation would have or would be expected to have a Material Adverse Effect on Independent.  To the best knowledge of Independent, there is no basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have or would be expected to have a Material Adverse Effect on Independent.  To the best knowledge of Independent, during or prior to the period of (a) its or any of its Subsidiaries’ ownership or operation of any of their respective current properties, (b) its or any of its Subsidiaries’ participation in the management of any property, or (c) its or any of its Subsidiaries’ holding of a security interest or other interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property.  Neither Independent nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation pursuant to or under any Environmental Law that would have or would be expected to have a Material Adverse Effect on Independent.

Section 4.21.  Opinion of Financial Advisor.  Independent has received the opinion of Southard Financial dated as of the date of this Agreement, to the effect that, as of such date, the Merger Consideration to be received by holders of Independent Common Stock in the Merger is fair from a financial point of view to such holders of Independent Common Stock.

Section 4.22.  Loan Matters.

(a)           In all material respects, each outstanding loan and each commitment to extend credit has been solicited and originated and is administered and serviced in accordance with the relevant loan documents and Independent’s underwriting standards.

(b)           Each of Independent and its Subsidiaries which is required to be so approved is approved by and is in good standing: (i) as a supervised mortgagee by the Department of Housing and Urban Development (“HUD”) to originate and service Title I and Title I FHA mortgage loans; (ii) as a GNMA I and II Issuer by the Government National Mortgage Association (“Ginnie Mae”); (iii) by the Department of Veterans Affairs (“VA”) to originate and service VA loans; and (iv) as a seller/servicer by Fannie Mae and Freddie Mac to originate and service conventional residential and multifamily mortgage loans.

(c)           Neither the terms of outstanding loans, leases, installment sales contracts and other credit transactions, nor any of the documentation evidencing such transactions, nor the manner in which such loans, leases, installment sales contracts and other credit transactions have been administered and serviced, nor Independent’s procedures and practices of approving or rejecting applications for such transactions, violates any federal, state or local law, rule, regulation or ordinance applicable thereto, including without limitation the Truth in Lending Act, Regulations O and Z of the Federal Reserve Board, the CRA, the Equal Credit Opportunity Act, each as amended, and state laws, rules and regulations relating to consumer protection, installment sales and usury except to the extent of any such violations or variations therein that do not, and are not expected to have, a Material Adverse Effect on Independent.

Section 4.23.  Labor and Employment Matters.

(a)           Neither Independent nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Independent or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Independent or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute or disputes involving it or any of its Subsidiaries pending or, to Independent’s best knowledge, threatened, nor is Independent aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(b)           Neither Independent nor any of its Subsidiaries has taken any action that would constitute a “Mass Layoff” or “Plant Closing” within the meaning of the Workers Adjustment and Retraining Notification Act or would otherwise trigger notice requirements or liability under any state or local plant closing notice law.  No agreement, arbitration or court decision or governmental order in any way limits or restricts Independent, any of its Subsidiaries or Greene County from relocating or closing any of the operations of Independent or any of its Subsidiaries.

(c)           Neither Independent nor any of its Subsidiaries has failed in any respect to pay when due any wages (including overtime wages), bonuses, commissions, benefits, taxes, penalties or assessments or other monies, owed to, or arising out of the employment of or any relationship or arrangement with, any officer, director, employee, sales representative, contractor, consultant or other agent.  Independent and its Subsidiaries are in compliance with all applicable laws, rules, regulations and ordinances relating to employment and the payment of wages and benefits.  There are no, and Independent has no reason to believe there would be any, citations, investigations, administrative proceedings or formal complaints of violations of any federal or state wage and hour laws pending, or, to the best knowledge of Independent, threatened before the Department of Labor or any federal, state or administrative agency or court against or involving Independent or any of its Subsidiaries.

(d)           To the best knowledge of Independent, Independent and each of its Subsidiaries are in compliance with all immigration laws relating to employment and have properly completed and maintained all applicable forms (including but not limited to I-9 forms) and, to the best knowledge of Independent, there are no citations, investigations, administrative proceedings or formal complaints of violations of the immigration laws pending or threatened before the Immigration and Naturalization Service or any federal, state or administrative agency or court against or involving Independent or any of its Subsidiaries.

(e)           There are no investigations, administrative proceedings, charges or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual preference, disability, handicap or veteran status) pending or, to the best knowledge of Independent, threatened before the Equal Employment Opportunity Commission or any federal, state or local agency or court against or involving Independent or any of its Subsidiaries.  No discrimination, sexual harassment, retaliation and/or wrongful or tortious conduct claim is pending or, to the knowledge of Independent, threatened against Independent or any of its Subsidiaries under the 1866, 1877, 1964 or 1991 Civil Rights Acts, the Equal Pay Act, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, ERISA, or any other federal law relating to employment or any comparable state or local fair employment practices act regulating discrimination in the workplace, and no wrongful discharge, libel, slander, invasion of privacy or other claim (including but not limited to violations of the Fair Credit Reporting Act, as amended, and any applicable whistleblower statutes) under any state or federal law is pending or, to the best knowledge of Independent, threatened against Independent or any of its Subsidiaries.

(f)            If Independent or any of its Subsidiaries is a federal, state or local contractor obligated to develop and maintain an affirmative action plan, no discrimination claim, show-cause notice, conciliation proceeding, sanctions or debarment proceedings is pending or, to the best knowledge of Independent, has been threatened against Independent or any of its Subsidiaries with the Office of Federal Contract Compliance Programs or any other federal agency or any comparable state or local agency or court and no desk audit or on-site review is in progress.

(g)           There are no citations, investigations, administrative proceedings or formal complaints of violations of local, state or federal occupational safety and health laws, rules, regulations and ordinances pending or, to the best knowledge of Independent, threatened before the Occupational Safety and Health

Review Commission or any federal, state or local agency or court against or involving Independent or any of its Subsidiaries.

(h)           No workers’ compensation or retaliation claim is pending against Independent or any of its Subsidiaries, and each of Independent and its Subsidiaries maintains adequate insurance with respect to workers’ compensation claims pursuant to insurance policies that are currently in force, or has accrued an adequate liability for such obligations, including, without limitation, adequate accruals with respect to accrued but unreported claims and retroactive insurance premiums.

Section 4.24.  CRA Agreements.  Except as disclosed in Disclosure Schedule 4.24, neither Independent nor any of its Subsidiaries is a party to any “agreement” (as such term is defined in 12 U.S.C. Section 1831y(e)(1)), whether entered into before or after the enactment date of the Gramm-Leach-Bliley Act.

Section 4.25.  Community Reinvestment Compliance.  First Independent Bank and Rutherford Bank and Trust are in compliance in all material respects with all applicable provisions of the CRA and each has received a CRA rating of “Satisfactory” in its most recent exam under the CRA.  Independent has no knowledge of the existence of any fact or circumstance or set of facts or circumstances which could be expected to result in either First Independent Bank or Rutherford Bank and Trust failing to be in compliance with such provisions or having their respective current rating lowered.

Section 4.26.  Certain Business Practices.  Neither Independent nor any of its Subsidiaries, and no director, officer, agent or employee of Independent or any of its Subsidiaries, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (c) made any other unlawful payment.

Section 4.27.  Intellectual Property.

(a)           Independent has disclosed in Disclosure Schedule 4.27 the Intellectual Property (as defined below) owned by Independent or any of its Subsidiaries, including a complete and accurate list of all U.S. and foreign (i) trademark or service mark registrations and applications, (ii) copyright registrations and applications, and (iii) Internet domain names.  Neither Independent nor any of its Subsidiaries owns any patents or patent applications.  Independent or one of its Subsidiaries owns or has the valid right to use, in each case free and clear of all Liens, all applications, trademarks, service marks, trademark or service mark registrations and applications, trade names, logos, designs, Internet domain names, slogans and general intangibles of like nature, together with all goodwill related to the foregoing, copyrights, copyright registrations, renewals and applications, Software (as defined below), technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models and methodologies, licenses, agreements and all other proprietary rights (collectively, the “Intellectual Property”), used in the business of Independent and its Subsidiaries as it currently is conducted.  For purposes of this Agreement “Software” means any and all (A) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (B) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (C) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (D) the technology supporting and content contained on any owned or operated Internet site(s), and (E) all documentation, including user manuals and training materials, relating to any of the foregoing.  The ownership or right to use such Intellectual Property or Software of Independent or its Subsidiaries (i) has not been challenged in any prior litigation, (ii) is not being challenged in any pending litigation, and (iii) to the best knowledge of Independent, is not the subject of any threatened or proposed litigation. The consummation of the transactions contemplated hereby will not result in the loss or impairment of any such Intellectual Property or Software of Independent or any of its Subsidiaries.

(b)           The conduct of the business of Independent and its Subsidiaries as currently conducted or planned by Independent to be conducted does not, in any respect, infringe upon (either directly or indirectly such as through contributory infringement or inducement to infringe), dilute, misappropriate or otherwise violate any Intellectual Property owned and controlled by any third party.

(c)           To the best knowledge of Independent, no third party is misappropriating, infringing, diluting, or violating any Intellectual Property owned by or licensed to or by Independent or its Subsidiaries and no such claims have been made against a third party by Independent or its Subsidiaries.

(d)           Each item of Software, which is used by Independent or its Subsidiaries in connection with the operation of its businesses as currently conducted, is either (i) owned by Independent or its Subsidiaries, (ii) currently in the public domain or otherwise available to Independent without the need of a license, lease or consent of any third party, or (iii) used under rights granted to Independent or its Subsidiaries pursuant to a written agreement, license or lease from a third party.

Section 4.28.  Repurchase Agreements; Derivatives.

(a)           With respect to all Independent Contracts currently outstanding pursuant to which Independent or any of its Subsidiaries has purchased securities subject to an agreement to resell, Independent or such Subsidiary has a valid, perfected first lien or security interest in the securities or other collateral securing such Independent Contract, and the value of such collateral equals or exceeds the amount of the debt secured thereby.  With respect to all Independent Contracts currently outstanding pursuant to which Independent or any of its Subsidiaries has sold securities subject to an Independent Contract to repurchase, neither Independent nor any of its Subsidiaries has pledged collateral in excess of the amount of the debt secured thereby.  Neither Independent nor any of its Subsidiaries has pledged collateral in excess of the amount required under any interest rate swap or other similar Independent Contract currently outstanding, except as disclosed in Disclosure Schedule 4.28(a).

(b)           Neither Independent nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial contract, or any other interest rate or foreign currency protection contract not included on its balance sheets in the most recent financial statements, which is a financial derivative contract (including various combinations thereof), except for options and forwards entered into in the ordinary course of its mortgage lending business consistent with past practice and current policy (the “Derivative Transactions”).  Independent has delivered to Greene County complete and accurate copies of all documents relating to the Derivative Transactions.  Each of Independent and its Subsidiaries has full power and authority to hold its rights in each Derivative Transaction, and has good and valid title to such rights free and clear of all Liens.  At the Effective Time, Greene County and its Subsidiaries will have the rights of Independent and its Subsidiaries with respect to the Derivative Transactions in accordance with the terms and conditions thereof.  Each such Derivative Transaction was originated and has been administered in conformity with all applicable laws, rules, regulations and ordinances; and its remaining payment terms as shown on the books and records of Independent and its Subsidiaries are true and correct as of the last day shown thereon.  Each of Independent and its Subsidiaries has complied with all of its obligations under the Derivative Transactions and the documents relating thereto and each Derivative Transaction is a valid and legally binding obligation of Independent and its Subsidiaries, enforceable in accordance with its terms.  Each Derivative Transaction, to the extent secured, is secured by a valid and enforceable Lien in the collateral therefor.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF GREENE COUNTY

Greene County hereby represents and warrants to Independent as follows:

Section 5.01.  Corporate Organization.

(a)           Greene County is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee.  Greene County has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have or reasonably be expected to have a Material Adverse Effect on Greene County.  Greene County is duly registered as a bank holding company under the Bank Holding Company Act.  The copies of the Amended and Restated Charter and Amended and Restated Bylaws of Greene County which have previously been made available to Independent are true, complete and correct copies of such documents as in effect as of the date of this Agreement.  Greene County Bank is a state chartered bank and wholly-owned subsidiary of Greene County, and its deposits are insured by the FDIC to the fullest extent permitted by law.

(b)           Each Subsidiary of Greene County (i) is duly organized and validly existing as a state chartered bank, corporation or partnership under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and in which the failure to be so qualified would have or would be expected to have, either individually or in the aggregate, a Material Adverse Effect on Greene County and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

Section 5.02.  Capitalization.  The authorized capital stock of Greene County consists of 15,000,000 shares of Greene County Common Stock, $2.00 par value per share.  As of the close of business on March 31, 2003, there were 6,820,540 shares of Greene County Common Stock outstanding.  As of the close of business on March 31, 2003, except for 489,340 shares of Greene County Common Stock reserved for issuance in connection with the Greene County Stock Option Plan, no shares of Greene County Common Stock were reserved for issuance.  All of the issued and outstanding shares of Greene County Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  As of the date of this Agreement, except (a) as set forth in Disclosure Schedule 5.02 and (b) as set forth elsewhere in this Section 5.02, Greene County does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Greene County Common Stock or any other equity securities of Greene County or any securities representing the right to purchase or otherwise receive any shares of Greene County Common Stock.  The shares of Greene County Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued, and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

Section 5.03.  Authority; No Violation.

(a)           Greene County has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the issuance of Greene County Common Stock hereunder) have been duly and validly approved by the Board of Directors of Greene County, and no other corporate proceedings on the part of Greene County are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Greene County, and (assuming due authorization, execution and delivery by Independent) each constitutes a valid and binding obligation of Greene County, enforceable against Greene County in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(b)           Except as set forth in Disclosure Schedule 5.03(b), neither the execution and delivery of this Agreement by Greene County nor the consummation by Greene County of the transactions contemplated hereby nor compliance by Greene County with any of the terms or provisions hereof will (i) violate any provision of the Amended and Restated Charter or Amended and Restated Bylaws of Greene County or any of the similar governing documents of any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 5.04 are duly obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Greene County or any of its Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Greene County or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Greene County or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches, defaults or other events which either individually or in the aggregate will not have and would not reasonably be expected to have a Material Adverse Effect on Greene County.

Section 5.04.  Consents and Approvals.  Except for (i) approval by the Federal Reserve Board, FDIC and Tennessee Department of Financial Institutions, (ii) approval of the listing of Greene County Common Stock to be issued in the Merger on Nasdaq, (iii) the filing with the SEC of the Proxy Statement/Prospectus and any filings or approvals under applicable state securities laws, (iv) the filing and declaration of effectiveness of the S-4 by the SEC, (iv) the filing of the Articles of Merger with the Tennessee Secretary, (v) the adoption of this Agreement by the requisite vote of Independent’s shareholders, (vi) the consents and approvals set forth in Disclosure Schedule 5.04, and (vii) the consents and approvals of third parties which are not Governmental Entities, the failure of which to be obtained will not have and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Greene County, no consents or approvals of, or filings and registrations with, any Governmental Entity or any third party are required in connection with (A) the execution and delivery by Greene County of this Agreement and (B) the consummation by Greene County of the Merger and the other transactions contemplated hereby.

Section 5.05.  Reports.  Greene County and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2003 with any Governmental Entities and have paid all fees and assessments due and payable in connection therewith.  Except as set forth in Disclosure Schedule 5.05 and except for normal examinations conducted by a Governmental Entity in the regular course of the business of Greene County and its Subsidiaries, no Governmental Entity has initiated any proceeding or, to the knowledge of Greene County, investigation into the business or operations of Greene County or any of its Subsidiaries since January 1, 2003.  There is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report or statement relating to any examinations of Greene County or any of its Subsidiaries.

Section 5.06.  Financial Statements.  Greene County has previously made available to Independent copies of (a) the consolidated balance sheets of Greene County and its Subsidiaries as of December 31, 2001 and 2002, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the years ending December 31, 2000 through 2002, inclusive, as reported in Greene County’s Annual Report on Form 10-K for the year ended December 31, 2002 filed with the SEC under the Exchange Act, accompanied by the audit report of Crowe Chizek and Company LLC, independent public accountants with respect to Greene County, and (b) the unaudited consolidated balance sheets of Greene County and its Subsidiaries as of March 31, 2003, and December 31, 2002, and the related unaudited consolidated statements of income, cash flows and changes in shareholders’ equity for the three-month periods then ended, as reported in Greene County’s Quarterly Report on Form 10-Q for the period ended March 31, 2003 filed with the SEC under the Exchange Act.  Each of the financial statements referred to in this Section 5.06 (including the related notes, where applicable) fairly presents, and the financial statements referred to in Section 7.10 hereof (including the related notes, where applicable) will fairly present when filed with the SEC (subject, in the case of the unaudited statements, to normal recurring adjustments, none of which are expected to be material in nature and amount), the results of the consolidated operations and changes in shareholders’ equity and consolidated financial position of Greene County and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth.  Each of such financial statements (including the related notes, where applicable) complies, and the financial statements referred to in Section 7.10 hereof (including the related notes, where applicable) will comply when filed with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such financial statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 7.10 (including the related notes, where applicable) will be, prepared in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q.  The books and records of Greene County and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

Section 5.07.  Broker’s Fees.  Except as set forth in Disclosure Schedule 5.07, neither Greene County nor any Subsidiary thereof nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

Section 5.08.  Absence of Certain Changes or Events.  Except as publicly disclosed in Greene County Reports (as defined in Section 5.10) filed prior to the date hereof or as set forth in Disclosure Schedule 5.08, since December 31, 2002, no event has occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Greene County.

Section 5.09.  Legal Proceedings.

(a)           Neither Greene County nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Greene County’s knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Greene County or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Greene County.

(b)           There is no injunction, order, judgment, decree or regulatory restriction imposed upon Greene County, any of its Subsidiaries or the assets of Greene County or any of its Subsidiaries which has had, or would reasonably be expected to have, a Material Adverse Effect on Greene County.

Section 5.10.  SEC Reports.  Greene County has previously made available to Independent an accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 2001 by Greene County with the SEC pursuant to the Securities Act (as hereinafter defined) or the Exchange Act (the “Greene County Reports”), and no such registration statement, prospectus, report, schedule or proxy statement contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.  Greene County and its Subsidiaries have timely filed all Greene County Reports and other documents required to be filed by them under the Securities Act and the Exchange Act, and, as of their respective dates, all Greene County Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.

Section 5.11.  Compliance With Applicable Law.  Except as disclosed in Disclosure Schedule 5.11, Greene County and each of its Subsidiaries hold, and have at all times held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Greene County or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Greene County, and neither Greene County nor any of its Subsidiaries knows of, or has received notice of, any material violations of any of the above which, individually or in the aggregate, would have or reasonably be expected to have a Material Adverse Effect on Greene County.

Section 5.12.  Agreements With Regulatory Agencies.  Except as set forth in Disclosure Schedule 5.12, neither Greene County nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has adopted any board resolutions at the request of (each, whether or not set forth in Disclosure Schedule 5.12, a “Greene County

Regulatory Agreement”), any Governmental Entity that restricts the conduct of its business or relates to its capital adequacy, its credit policies, its management or its business, nor has Greene County or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.  Greene County is not aware of any fact or circumstance which is reasonably likely to prevent it or Independent from obtaining the governmental approvals and consents required in connection with the consummation by Greene County of the Merger and the other transactions contemplated hereby.

Section 5.13.  Undisclosed Liabilities.  Except for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of Greene County included in the Greene County Form 10-Q for the quarter ended March 31, 2003 or for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2003, neither Greene County nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or would reasonably be expected to have, a Material Adverse Effect on Greene County.

Section 5.14.  Greene County Information.  The information relating to Greene County and its Subsidiaries to be provided by Greene County to be contained in the Proxy Statement/Prospectus, the S-4, any filing pursuant to Rule 165 or Rule 425 under the Securities Act of 1933, as amended (the “Securities Act”) or Rule 14a-12 under the Exchange Act or in any other document filed with any other Governmental Entity in connection herewith will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The Proxy Statement/Prospectus (except for such portions thereof that relate only to Independent or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.  The S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 6.01.  Conduct of Business Prior to the Effective Time.  Except as expressly contemplated or permitted by this Agreement or as required by applicable law, rule or regulation, during the period from the date of this Agreement to the Effective Time, Independent shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the usual, regular and ordinary course consistent with past practice, (b) use best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its officers and key employees and (c) take no action which would be expected to adversely affect or delay its ability to obtain any approvals of any Governmental Entity required to consummate the transactions contemplated hereby or to consummate the transactions contemplated hereby.

Section 6.02.  Independent Forbearances.  Except as set forth in Disclosure Schedule 6.02, as expressly contemplated or permitted by this Agreement or as required by applicable law, rule or regulation, during the period from the date of this Agreement to the Effective Time, Independent shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Greene County:

(a)           adjust, split, combine or reclassify any capital stock; set any record or payment dates for the payment of any dividends or distributions on its capital stock or make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock or grant any stock appreciation rights or grant any individual, corporation, joint venture or other entity any right to acquire any shares of its capital stock, other than (i) subject to Section 6.04, regular quarterly cash dividends on Independent Common Stock equal to the rate declared and paid during the current fiscal quarter with record and payment dates consistent with past practice; provided, however, that no dividend shall be paid by Independent on Independent Common Stock if Independent shall be required to borrow to do so or such dividend would violate Section 16-401 of the TBCA; and (ii) dividends paid by any of the Subsidiaries of Independent so long as such dividends are only paid to Independent or any of its other wholly owned Subsidiaries, provided that no such dividend shall cause Rutherford Bank and Trust or First Independent Bank to cease to qualify as a “well capitalized” institution under 12 C.F.R. 325; or issue or commit to issue any additional shares of capital stock (except pursuant to the exercise of stock options or warrants outstanding as of the date hereof) or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any additional shares of capital stock;

(b)           sell, transfer, mortgage, encumber or otherwise dispose of any of its assets or properties to any individual, corporation or other entity (other than a direct wholly owned Subsidiary) by merger, consolidation, asset sale or other business combination or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case that is material to Independent, except (i) in the ordinary course of business consistent with past practice or (ii) as expressly required by the terms of any contracts or agreements in force at the date of this Agreement and set out in Disclosure Schedule 6.02;

(c)           make any acquisition or investment, by purchase or other acquisition of stock or other equity interests (other than in a fiduciary or agent capacity or pursuant to written contracts or agreements entered into prior to the date hereof (true and correct copies of which have been delivered to Greene County prior to the date of this Agreement)), by merger, consolidation, asset purchase or other business combination, or by contributions to capital, or make any property transfers or purchases of any property or assets, in or from any other individual, corporation, joint venture or other entity other than a wholly owned Subsidiary of Independent, except as expressly required by the terms of any contracts or agreements in force at the date of this Agreement and set out in Disclosure Schedule 6.02;

(d)           with respect to any transaction as to which Independent or any of its Subsidiaries is a party (but, as to any Loan, only if Independent or any Subsidiary is a borrower) enter into, renew, extend or terminate any Loan, lease, contract or other agreement, other than Loans made in the ordinary course of business and in accordance with paragraph (i) below and other than federal funds purchased, that calls for aggregate annual payments of $250,000 and which either (i) is not terminable at will on 60 days’ or less notice without payment of a penalty in excess of $100,000 or (ii) has a term of less than one year; or make any change in any of its leases, contracts or other agreements, other than renewals for a term of one year or less without material adverse changes to the terms thereof;

(e)           other than general salary increases consistent with past practices for employees (other than officers above the level of Vice President) or as required by contractual commitments outstanding on the date hereof, (i) increase in any respect the compensation or fringe benefits of any of its employees, (ii) pay any pension or retirement allowance not required by any existing plan or agreement to any such employees, (iii) become a party to, amend (other than amendments required by law or by Greene County as set forth in Section 7.07) or commit itself (orally or in writing) to any compensation (other than any retention plan approved in writing by Greene County), pension, retirement, profit-sharing, severance, change-in-control or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee, (iv) hire any new executive officers, or (v) except as required pursuant to Section 2.09(c) accelerate the vesting of any stock options or other stock-based compensation;

(f)            authorize or permit its officers, directors, employees, agents, advisors and affiliates (collectively, “Representatives”) to (i) initiate, solicit, encourage or knowingly facilitate any inquiries or proposals with respect to any Acquisition Proposal or (ii) engage in any negotiations concerning, or provide any nonpublic information to or have any discussions with any person relating to, any Acquisition Proposal; provided that, in the event Independent receives an unsolicited bona fide Acquisition Proposal and Independent’s board of directors concludes in good faith that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, Independent may, and may permit its Subsidiaries and its and their Representatives to, take any action described in clause (ii) above to the extent that the board of directors of Independent concludes in good faith (based on the advice of its outside counsel) that failure to take such actions would more likely than not result in a violation of its fiduciary duties under applicable law; provided that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, Independent shall have entered into a confidentiality agreement with such third party on terms no less favorable to Independent than Section 7.02(b) below.  Independent will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Greene County with respect to any Acquisition Proposal and will use its best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal.  Independent will promptly (within one Business Day) advise Greene County following receipt of any Acquisition Proposal of the substance thereof (including the identity of the person making such Acquisition Proposal), and will keep Greene County apprised of any related developments, discussions and negotiations (including the terms and conditions of the Acquisition Proposal) on a current basis.  As used in this Agreement, “Acquisition Proposal” shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Independent or any of its Subsidiaries or any proposal or offer to acquire in any manner more than 15% of the voting power in, or more than 15% of the business, assets or deposits of, Independent or any of its Subsidiaries, other than the transactions contemplated by this Agreement.  As used in this Agreement, “Superior Proposal” means any bona fide written Acquisition Proposal which the board of directors of Independent concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby, (A) after receiving the advice of its financial advisors (who shall be Southard Financial, an independent valuation firm, or an independent investment banking firm), (B) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (C) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided that for purposes of the definition of “Superior Proposal,” the references to “more than 15%” in the definition of Acquisition Proposal shall be deemed to be references to “a majority” and the definition of Acquisition Proposal shall only refer to a transaction involving Independent and not its Subsidiaries;

(g)           other than in accordance with contracts entered into prior to the date of this Agreement which were disclosed to Greene County prior to the date hereof or otherwise in accordance with this Agreement, make (i)  any capital expenditures relating to technology initiatives (including Internet web sites) or (ii) any other capital expenditures in excess of (A) $50,000 per project or related series of projects or (B) $100,000 in the aggregate, other than expenditures necessary to maintain existing assets in good repair;

(h)           expand its banking business in any material respect or, except in the ordinary course of business, make application for the opening, relocation or closing of any, or open, relocate or close any, branch office or loan production or servicing facility (provided that Independent shall not open any new branch office or loan production or servicing facility in any state in which it does not have such operations at the date of this Agreement);

(i)            except for loans or commitments for loans that have previously been approved by Independent prior to the date of this Agreement, (i) make or acquire any loan or issue a commitment for any loan other than loans made or acquired in the ordinary course of business consistent with past practice which have (A) in the case of commercial and commercial real estate loans, a principal balance not in excess of $1,000,000 which involves aggregate borrowings by the applicable borrower not in excess of $1,500,000, or (B) in the case of loans for the purchase of single-family residences, a principal balance not in excess of $1,000,000 unless, in each such case, Independent promptly provides to Greene County copies of the approvals for such loans; provided that Greene County may in its judgment determine to require that it consent in advance to loans of the types referred to in clause (A) or (B) and in such event Greene County and Independent will work in a cooperative manner to establish procedures by which such consent will be provided in order to ensure that this consent process does not materially interfere with the continued operations of Independent in the ordinary course of business consistent with past practice; (ii) take any action that would result in any discretionary releases of collateral or guarantees or otherwise restructure any loan or commitment for any loan with a principal balance in excess of the respective amounts set forth in clause (i) above; or (iii) agree to guarantee the obligations of any person other than any wholly owned Subsidiary of Independent;

(j)            settle any claim, action or proceeding involving monetary damages, except in the ordinary course of business consistent with past practice, or agree or consent to the issuance of any injunction, decree, order, agreement or judgment restricting its business or operations;

(k)           amend its charter, bylaws or similar governing documents, or enter into a plan of consolidation, merger, share exchange or reorganization with any person or a letter of intent or agreement in principle with respect thereto;

(l)            change its investment securities portfolio policy, or the manner in which the portfolio is classified or reported;

(m)          make any changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service loans, (ii) hedging its loan positions or commitments, or (iii) without prior notice to Greene County, pricing of its other products and services;

(n)           take any action that is intended or may be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Section 8.01 or 8.02 not being satisfied or in a violation of any provision of this agreement, except, in every case, as may be required by applicable law;

(o)           make any changes in its accounting methods or method of Tax accounting, practices or policies, except as may be required under law, rule, regulation or GAAP, in each case as concurred in by Independent’s independent public accountants;

(p)           enter into any commercial loan securitizations or create any special purpose funding entity;

(q)           enter into any agreement or amend or terminate any agreement between Independent or any of its Subsidiaries, other than agreements entered into by Independent and its Subsidiaries with customers in the ordinary course of its banking business;

(r)            introduce any new products or services, any new marketing campaigns not in the ordinary course of business or any new sales compensation or incentive programs or arrangements, in each case without prior notice to Greene County;

(s)           make or change any Tax election, settle or compromise any Tax liability of Independent or any of its Subsidiaries, agree to an extension of the statute of limitations with respect to the assessment or determination of Taxes of Independent or any of its Subsidiaries, enter into any closing agreement with respect to any Tax or surrender any right to claim a Tax refund;

(t)            intentionally take any action or fail to take any action which would be expected to adversely impair or delay consummation of the transactions contemplated hereby beyond the time period contemplated by this Agreement; or

(u)           agree to, or make any commitment to, take any of the actions prohibited by this Section 6.02.

Section 6.03.  No Fundamental Greene County Changes.  Except as expressly contemplated or permitted by this Agreement, or as required by applicable law, rule or regulation, during the period from the date of this Agreement to the Effective Time, Greene County shall not, without the prior written consent of Independent (which consent shall not be unreasonably withheld), (a) amend its charter or bylaws in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of Independent Capital Stock, (b) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Section 8.01 or 8.03 not being satisfied or in a material violation of any provision of this Agreement, (c) intentionally take any action or fail to take any action which would reasonably be expected to materially and adversely impair or delay consummation of the transactions contemplated hereby beyond the time period contemplated by this Agreement or (d) agree to, or make any commitment to, take any of the actions prohibited by this Section 6.03.

Section 6.04.  Dividends.  Until the Effective Time, Independent and Greene County shall coordinate the declaration and payment of any dividends in respect of Independent Common Stock and Greene County Common Stock and the record dates and the payment dates relating thereto, it being the intention of Independent and Greene County that holders of Independent Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Independent Common Stock and/or any shares of Greene County Common Stock that any such holder receives in exchange therefor pursuant to the Merger.  If the Effective Time occurs after the record date for any dividend paid by Greene County in the fourth quarter of 2003, Independent shall be permitted to pay a dividend prior to the Effective Time equal to the amount that would have been paid on the Independent Common Stock had the Independent Common Stock been converted to Greene County Common Stock prior to said record date for any Greene County dividend or dividends to be paid in the fourth quarter of 2003.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01.  Regulatory Matters.

(a)           As promptly as practicable after the date hereof, Greene County shall prepare and file the S-4 with the SEC.  Independent will furnish to Greene County the information required to be included in the S-4 with respect to its business and affairs before it is filed with the SEC and again before any amendments are filed, and shall have the right to reasonably review and reasonably consult with Greene County on the form of, and any characterizations of such information included in, the S-4 prior to the filing with the SEC.  Such S-4, at the time it becomes effective and on the Effective Time, shall in all material respects conform to the requirements of the Securities Act and the applicable rules and regulations of the SEC.  The S-4 shall include the form of Proxy Statement/Prospectus.  Greene County and Independent shall use all reasonable efforts to cause the Proxy Statement/Prospectus to be approved by the SEC for mailing to the Independent stockholders, and such Proxy Statement/Prospectus shall, on the date of mailing, conform in all material respects to the requirements of the applicable federal securities laws and the applicable rules and regulations of the SEC thereunder.  Independent shall cause the Proxy Statement/Prospectus to be mailed to stockholders in accordance with all applicable notice requirements under the applicable federal securities laws, the TBCA and other applicable rules and regulations of the Nasdaq.

(b)           Independent acknowledges that Greene County may cause the merger (the “Second Merger”) of Rutherford Bank and Trust and/or First Independent Bank with and into one of Greene County’s wholly owned depository institution Subsidiaries to be selected by Greene County.

(c)           Subject to the other provisions of this Agreement, the parties hereto shall cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger and the Second Merger) and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities.

(d)           Greene County and Independent shall, upon request, furnish each other with all information concerning themselves and their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus, the S-4 or any other statement, filing, notice or application made by or on behalf of Greene County, Independent or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(e)           Greene County and Independent shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval (as defined in Section 8.01(c) below) will not be obtained or that the receipt of any such approval will be materially delayed or conditioned.

(f)            If any of Greene County’s applications for regulatory approval are not approved, and such non-approval is stated in writing by the non-approving regulatory authority to be solely because of the condition of Greene County, then Greene County will pay an amount equal to $250,000 to Independent on the second Business Day following the receipt of notification that the application has not been approved.  Greene County and Independent agree that the agreement contained in this subsection is an integral part of the transactions contemplated by this Agreement, that, without such agreement Independent would not have entered into this Agreement, and that such amounts do not constitute a penalty.  If Greene County fails to pay Independent the amounts due under this subsection within the time periods specified herein, Greene County shall pay the costs and expenses (including legal fees and expenses) incurred by Independent in connection with any action in which Independent prevails, including the filing of any lawsuit or the initiation of arbitration proceeding, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment due.

Section 7.02.  Access to Information.

(a)           Upon notice and subject to applicable laws relating to the exchange of information, Independent and Greene County shall each, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel and other Representatives of either Greene County or Independent, as the case may be, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel and other representatives, in each case in a manner not unreasonably disruptive to the operation of the business of the parties hereto and their Subsidiaries, and, during such period, the parties hereto shall, and shall cause their Subsidiaries to, make available to either Greene County or Independent, as the case may be, (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking, mortgage lending, real estate or consumer finance or protection laws (other than reports or documents which Independent is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request.  Neither of the parties hereto nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement or in the ordinary course of business consistent with past practice.  The parties hereto will make appropriate and reasonable substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)           Prior to consummation of the Merger, the parties hereto will provide one another with information which may be deemed by the party providing the information to be confidential.  Each party hereto agrees that it will hold confidential and protect all information provided to it by the other party hereto or such party’s affiliates, except that the obligations contained in this Section 7.02(b) shall not in any way restrict the rights of any party or person to use information that: (a) was known to such party prior to the disclosure by the other party; (b) is or becomes generally available to the public other than by breach of this Agreement; (c) is provided by one party for disclosure concerning such party in the S-4; or (d) otherwise becomes lawfully available to a party to this Agreement on a non-confidential basis from a third party who is not under an obligation of confidence to the other party to this Agreement.  If this Agreement is terminated prior to the Closing, each party hereto agrees to return all documents, statements and other written materials, whether or not confidential, and all copies thereof, provided to it by or on behalf of the other party to this Agreement.  The provisions of this Section 7.02(b) shall survive termination, for any reason whatsoever, of this Agreement, and, without limiting the remedies of the parties hereto in the event of any breach of this Section 7.02(b), the parties hereto will be entitled to seek injunctive relief against the other party in the event of a breach or threatened breach of this Section 7.02(b).

(c)           Notwithstanding anything herein or any other agreement between the parties to the contrary, any party to this Agreement (and any employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided, however, that no party nor any employee, representative or other agent of such party shall disclose any information relating to such tax treatment or tax structure to the extent nondisclosure is necessary in order to comply with applicable securities laws.

(d)           No investigation by either of the parties or their respective Representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.

Section 7.03.  Shareholder Approval.

(a)           Independent shall duly take all lawful action to call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable following the date upon which the Form S-4 becomes effective (the “Independent Shareholders Meeting”) for the purpose of obtaining the required vote of the holders of Independent Common Stock with respect to the transactions contemplated by this Agreement and, subject to Section 7.03(b), shall take all lawful action to solicit the adoption of this Agreement by such shareholders.  The Board of Directors of Independent shall recommend adoption of this Agreement by the shareholders of Independent and shall not (i) withdraw, modify or qualify in any manner adverse to Greene County such recommendation or (ii) take any other action or make any other public statement in connection with the Independent Shareholders Meeting inconsistent with such recommendation (collectively, a “Change in Independent Recommendation”), except as and to the extent expressly permitted by Section 7.03(b).  Notwithstanding any Change in Independent Recommendation, this Agreement shall be submitted to the shareholders of Independent at the Independent Shareholders Meeting for the purpose of adopting this Agreement and nothing contained herein shall be deemed to relieve Independent of such obligation.  In addition to the foregoing, Independent shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger.

(b)           Notwithstanding the foregoing, Independent and its Board of Directors shall be permitted to effect a Change in Independent Recommendation, if and only to the extent that (i) Independent’s Board of Directors, based on the advice of its outside counsel, determines in good faith that failure to take such action would result in a violation of its fiduciary duties under applicable law, and (ii) if the Board of Directors of Independent intends to effect a Change in Independent Recommendation following an Acquisition Proposal, prior to effecting such Change in Independent Recommendation, (A) Independent shall have complied in all respects with Section 6.02(f), (B) the Board of Directors of Independent shall have concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal after giving effect to all of the adjustments which may be offered by Greene County pursuant to clause (D) below, (C) Independent shall notify Greene County, at least five Business Days in advance, of its intention to effect a Change in Independent Recommendation in response to such Superior Proposal, specifying the material terms and conditions of any such Superior Proposal and furnishing to Greene County a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents, and (D) prior to effecting such a Change in Independent Recommendation, Independent shall, and shall cause its financial and legal advisors to, during the period following Independent’s delivery of the notice referred to in clause (C) above, negotiate with Greene County in good faith (to the extent Greene County desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

Section 7.04.  Legal Conditions to Merger.

(a)           Subject to the terms and conditions of this Agreement, each of Greene County and Independent shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Section 8 hereof, to consummate the transactions contemplated by this

Agreement and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by Independent or Greene County or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement; provided, however, that no party shall be required to take any action pursuant to the foregoing sentence if the taking of such action or the obtaining of such consents, authorizations, orders, approvals or exemptions is reasonably likely to result in a condition or restriction having an effect of the type referred to in Section 8.02(c).

(b)           Subject to the terms and conditions of this Agreement, each of Greene County and Independent agrees to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including, without limitation, using reasonable best efforts to (i) modify or amend any contracts, plans or arrangements to which Greene County or Independent is a party (to the extent permitted by the terms thereof) if necessary in order to satisfy the conditions to closing set forth in Article VIII hereof, (ii) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and (iii) defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages.

Section 7.05.  Affiliates.  Independent shall use its best efforts to cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of Independent to deliver to Greene County, as soon as practicable after the date of this Agreement, and in any event prior to the date of the shareholders meeting called by Independent pursuant to Section 7.03 hereof, a written agreement, in the form and substance satisfactory to Greene County, relating to required transfer restrictions on the Greene County Common Stock received by them in the Merger pursuant to Rule 145.

Section 7.06.  Nasdaq Listing.  Greene County shall use its best efforts to cause the shares of Greene County Common Stock to be issued in the Merger to be approved for listing on the Nasdaq, subject to official notice of issuance, as of the Effective Time.

Section 7.07.  Employees; Employee Benefit Plans.

(a)           The benefits to be provided to employees of Independent and its Subsidiaries as of the Effective Time (“Covered Employees”) shall be the benefits provided to similarly situated employees of Greene County, which shall be so provided as soon as practicable after the Effective Time, but in no event later than the date the Covered Employees are placed on the same payroll service as such employees of Greene County; provided, however, that until such time that the Covered Employees are placed on the same payroll service as such employees of Greene County, Greene County shall, or shall cause its Subsidiaries to, provide benefits no less favorable, in the aggregate, than the benefits provided to similarly situated employees under Greene County’s plans, programs and arrangements.  Except as provided to the contrary in this Agreement, Greene County shall, from and after the Effective Time, (i) comply with the contractual commitments of Independent to its current and former employees in accordance with their terms and honor all employee benefit obligations to current and former employees of Independent and its Subsidiaries under the applicable contractual commitment, (ii) provide Covered Employees credit for the most recent period of uninterrupted service (including any bridging or prior service credit, without regard to whether there has been an interruption in service, solely to the extent provided by Independent and its Subsidiaries as of the date hereof) with Independent or any of its Subsidiaries (and their predecessors) prior to the Effective Time for all purposes under employee benefit plans of Greene County or its Subsidiaries (including for purposes of benefit accrual), (iii) cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under comparable Plans) and eligibility waiting periods under group health plans of Greene County to be waived with respect to Covered Employees (and their eligible dependents) who become participants in such group health plans and (iv) use reasonable efforts to give credit for or otherwise take into account the out-of-pocket expenses and annual expense limitations paid by each Covered Employee under the comparable Plans for the year in which the Effective Time occurs; provided, however, that no credits for service as described in clause (ii) above shall be permitted if to do so would result in duplication of benefits under such plans.  From and after the

Effective Time, Greene County shall honor all vacation and paid time off of the Covered Employees accrued as of the Effective Time, in accordance with the Independent policy as in effect on the date hereof.  Except as otherwise prohibited under this Section 7.07, nothing in this Section 7.07 shall be interpreted as preventing Greene County or its Subsidiaries from amending, modifying or terminating any Plans or other contracts, arrangements, commitments or understandings, in a manner consistent with their terms and applicable law.

(b)           Subject to applicable law and the amendment provisions of any defined contribution plans maintained by Independent or its Subsidiaries (the “401(k) Plans”), Independent agrees to amend the 401(k) Plans prior to the Effective Time so that new participant loans are no longer available as of the Effective Time.

(c)           With respect to the severance pay, as soon as practicable after the date hereof but in any event prior to the Effective Time, Independent shall, or shall cause its Subsidiaries to, amend such plans to provide that the payments to be made to any participants therein shall only be made in a lump sum cash amount, and in no event shall Independent provide the participants the right to elect to receive such payments in the form of an annuity.  In addition, as soon as practicable after the date hereof but in any event prior to the Effective Time, Independent shall, or shall cause its Subsidiaries to, use best efforts to cause Covered Employees who are parties to employment, change-in-control or severance agreements (which have been previously disclosed to Greene County on Disclosure Schedule 4.11(a)) to agree to receive any severance or other related payments thereunder, which would otherwise be paid in the form of an annuity, in a lump sum payment within 30 days after the date such payments would otherwise commence (or, if such payments have already commenced, after the date of such amendment); provided, however, that all such Covered Employees shall continue to be entitled to all other rights and benefits to which they are previously entitled under any such agreements, which shall remain in full force and effect, as modified to take into account solely the provisions described herein; and provided, further, however, that in no event shall any such amendments be made to those agreements pursuant to which any Covered Employee is entitled to receive an amount payable either (i) in respect of a covenant not to solicit or (ii) expressly not in respect of any severance obligation.

Section 7.08.  Directors’ and Officers’ Insurance; Indemnification.

(a)           From and after the Effective Time, Greene County agrees to indemnify and hold harmless each person serving as an officer or director of Independent and each Subsidiary of Independent immediately prior to the Effective Time from and against all damages, liabilities, judgments and claims (and related expenses, including reasonable attorney’s fees and amounts paid in settlement) based upon or arising from his or her capacity as an officer or director of Independent or a Subsidiary of Independent, to the full extent as indemnification is required or allowed under the Charter of Independent or its applicable Subsidiary, as the same is in effect on the date of this Agreement.

(b)           Greene County shall use its reasonable best efforts to cause the persons serving as officers and directors of Independent immediately prior to the Effective Time to be covered for a period of three years from the Closing Date by the directors’ and officers’ liability insurance policy or policies maintained by Greene County (provided that Greene County’s policy or policies provide at least the same coverage and amounts containing terms and conditions which are in the aggregate no less advantageous to such directors and officers of Independent than the terms and conditions of the existing directors’ and officers’ liability insurance policy of Independent, and provided further that in no event will Greene County be required to expend in any one year an amount in excess of 150% of the annual premiums currently paid by Independent for such insurance (the “Insurance Amount”), and further provided that if Greene County is unable to maintain or obtain the insurance called for by this Section 7.08(b) as a result of the preceding proviso, Greene County shall use its reasonable best efforts to obtain as much comparable insurance as available for the Insurance Amount with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such).

(c)           Each party hereto shall indemnify the other party, including such other party’s officers, agents and any parent, affiliate and subsidiary entities, against, and hold them harmless from, all liability, damages, costs penalties, expenses and judgments (including attorneys’ fees) relating to any claims against the other party which arise out of or in any way relate to (i) such party’s failure prior to the Effective Time to perform, pay, discharge, or satisfy any liabilities in any material respect, or to perform any obligation under this Agreement; or (ii) such party’s breach of any of its representations or warranties set forth in this Agreement.

Section 7.09.  Advice of Changes; Other Matters.

(a)           Greene County and Independent shall promptly advise the other party of any change or event which, individually or in the aggregate with other such changes or events, has a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or delay the consummation of the transactions contemplated hereby.

(b)           Independent and Greene County shall each update their respective Disclosure Schedules as promptly as practicable after the occurrence of an event or fact that, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in such Disclosure Schedules.  The delivery of such updated Disclosure Schedules shall not relieve Independent or its Subsidiaries or Greene County, as the case may be, from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Section 8.02(a) or Section 8.03(a) hereof.

Section 7.10.  Subsequent Interim and Annual Financial Statements.

(a)           As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter (other than the fourth quarter of a fiscal year) or 90 days after the end of each fiscal year ending after the date of this Agreement, Greene County will deliver to Independent its Quarterly Report on Form 10-Q or its Annual Report on Form 10-K, as the case may be, as filed with the SEC under the Exchange Act.

(b)           As soon as available, Independent will deliver to Greene County its quarterly or annual report, as the case may be, as filed with the Federal Reserve Board under the Federal Reserve Act.

(c)           As soon as practicable and as soon as they are available, but in no event more than 30 days, after the end of each calendar month ending after the date of this Agreement, Independent shall furnish to Greene County (i) consolidated and consolidating financial statements (including balance sheet, statement of operations and shareholders’ equity) of Independent and each of its Subsidiaries as of and for such month then ended, (ii) servicing reports regarding cash flows, delinquencies and foreclosures on asset pools serviced or master serviced by Independent or any of its Subsidiaries, and (iii) any internal management reports relating to the foregoing, in each case only to the extent that such reports are produced by Independent or any of its Subsidiaries in the ordinary course of business.  All information furnished by Independent to Greene County pursuant to this Section 7.10(c) shall be held in confidence by Greene County to the extent required by, and in accordance with, Section 7.02(b).

Section 7.11.  Reorganization.  Neither Greene County nor Independent shall take, or cause or permit any of its Subsidiaries to take, any action that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 7.12.  Board of Directors.  At or promptly following the Effective Time, Greene County shall take all action necessary to appoint Ronald E. Mayberry to the board of directors of each of Greene County and Greene County Bank.

Section 7.13.  Insider Loan Disclosure.  Within 30 days after the date of this Agreement Independent shall prepare and deliver to Greene County a schedule setting forth the following information as of a date not more than 15 days prior to such date of delivery: (a) all evidences of indebtedness reflected as assets on the books and records of Independent and its Subsidiaries (“Loans”) by Independent and its Subsidiaries to executive officers (as such term is defined in Part 215 of Title 12 of the Code of Federal Regulations) of Independent or any of its Subsidiaries; (b) any such Loans to any employee, officer, director or other affiliate on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement or on which the borrower is paying a rate which was below market at the time the Loan was made; and (c) any such Loans which were not made in compliance in all material respects with all applicable federal laws and regulations.

Section 7.14.  Insurance Disclosure.  Within 30 days after the date of this Agreement Independent shall prepare and deliver to Greene County a schedule setting forth the following information as of a date not more than 15 days prior to such date of delivery: a true and complete list and a brief description (including name of insurer, agent, coverage and expiration date) of all insurance policies in force with respect to the business and assets of Independent and its Subsidiaries (other than insurance policies under which Independent or any Subsidiary thereof is named as a loss payee, insured or additional insured as a result of its position as a secured lender on specific loans and mortgage insurance policies on specific loans).

Section 7.15.  Management Consultation Meetings and Distribution of Information.  From the date of this Agreement until the Effective Time, Bill Adams, the Greene County officer responsible for the integration of Greene County and Independent, and an officer of Independent (who shall be selected by Independent and reasonably acceptable to Greene County) responsible for the integration of Greene County and Independent shall confer on a regular basis regarding the business and operations of Greene County and Independent.

ARTICLE VIII

CONDITIONS PRECEDENT

Section 8.01.  Conditions to Each Party’s Obligation To Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)           Shareholder Approval.  The agreement of merger contained in this Agreement shall have been approved and adopted by the requisite affirmative vote of the shareholders of Independent entitled to vote thereon.

(b)           Nasdaq Listing.  The shares of Greene County Common Stock to be issued to the holders of Independent Common Stock upon consummation of the Merger shall have been authorized for listing on the Nasdaq subject to official notice of issuance.

(c)           Other Approvals.  All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated (all such approvals and the expiration or termination of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”).

(d)           S-4 Effectiveness.  The S-4 shall have become effective under the Securities Act, no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(e)           No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect.  No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal the consummation of the Merger.

(f)            Tax Opinion.  The parties shall have received an opinion of Kutak Rock LLP, counsel to Greene County, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Merger constitutes a “reorganization” within the meaning of Section 368(a) of the Code, (ii) each of Independent and Greene County will be a party to that reorganization within the meaning of Section 368(b) of the Code and (iii) subject to customary exceptions, and except to the extent of any cash received, no gain or loss will be recognized by any of the shareholders of Independent in the Merger.  In rendering its opinion, such counsel may require and rely upon written representations from Independent, Greene County and shareholders of Independent.

Section 8.02.  Conditions to Obligations of Greene County.  The obligations of Greene County to effect the Merger are also subject to the satisfaction or waiver by Greene County at or prior to the Effective Time of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of Independent set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect, and instead, for purposes of this condition, such representations and warranties (other than the representations and warranties contained in Section 4.02(a), which shall be true and correct in all material respects) shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on Independent.  Greene County shall have received a certificate signed on behalf of Independent by the principal executive officer and the principal financial officer of Independent to the foregoing effect; provided that if the principal executive officer and principal financial officer of Independent shall be the same person, such person shall sign the certificate in both capacities.

(b)           Performance of Obligations of Independent.  Independent shall have performed in all respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Greene County shall have received a certificate signed on behalf of Independent by the principal executive officer and principal financial officer of Independent to such effect; provided that if the principal executive officer and principal financial officer of Independent shall be the same person, such person shall sign the certificate in both capacities.

(c)           Burdensome Condition.  There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, by any Governmental Entity, in connection with the grant of a Requisite Regulatory Approval or otherwise, which imposes any restriction or condition which would be reasonably likely to have or result in a Material Adverse Effect on the Surviving Company or Greene County.

(d)           Director Resignations.  Greene County shall have received resignations from each director of each Independent Subsidiary designated by Greene County.

(e)           Execution of Voting Agreement.  Prior to the execution of this Agreement, the directors and executive officers of Independent shall have entered into and delivered to Greene County the Voting Agreement.

(f)            Execution of Non-Compete Agreements.  Prior to the Effective Date, every director of Independent that is not an employee of Independent or its Subsidiaries, each in his or her individual capacity, shall have entered into non-compete agreements, in the form attached hereto as Exhibit B, with a term of two years and delivered such agreements to Greene County.

Section 8.03.  Conditions to Obligations of Independent.  The obligation of Independent to effect the Merger is also subject to the satisfaction or waiver by Independent at or prior to the Effective Time of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of Greene County set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect, and instead, for purposes of this condition, such representations and warranties shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, result or would reasonably be expected to result in a Material Adverse Effect on Greene County.  Independent shall have received a certificate signed on behalf of Greene County by the Chief Executive Officer and the Chief Financial Officer of Greene County to the foregoing effect.

(b)           Performance of Obligations of Greene County.  Greene County shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Independent shall have received a certificate signed on behalf of Greene County by the Chief Executive Officer and the Chief Financial Officer of Greene County to such effect.

ARTICLE IX

TERMINATION AND AMENDMENT

Section 9.01.  Termination.  This Agreement may be terminated at any time prior to the Effective Time:

(a)           by mutual consent of Greene County and Independent in a written instrument, if the Board of Directors of each so determines;

(b)           by either Greene County or Independent if (i) any Governmental Entity which must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or (ii) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(c)           by either Greene County or Independent if the Effective Time shall not have occurred on or before March 31, 2004, unless the failure of the Effective Time to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d)           by either Greene County or Independent (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if the other party shall have breached (i) any of the covenants or agreements made by such other party herein or (ii) any of the representations or warranties made by such other party herein, and in either case, such breach (A) is not cured within 30 days following written notice to the party committing such breach or which breach, by its nature, cannot be cured prior to the Closing and (B) would entitle the nonbreaching party not to consummate the transactions contemplated hereby under Article VIII hereof;

(e)           by either Greene County or Independent if any approval of the shareholders of Independent contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Independent Shareholders Meeting or at any adjournment or postponement thereof;

(f)            by Greene County if (i) the Board of Directors of Independent shall have failed to recommend the Merger, or shall have withdrawn, modified or changed in a manner adverse to Greene County its recommendation of the Merger (or shall have disclosed its intention to withdraw, modify or adversely change such recommendation), (ii) Independent shall have breached the terms of Section 6.02(f) hereof in any respect adverse to Greene County, or (iii) Independent shall have breached its obligations under

Section 7.03 by failing to call, give notice of, convene and hold the Independent Shareholders Meeting in accordance with Section 7.03;

(g)           by Greene County if a tender offer or exchange offer for 25% or more of the outstanding shares of Independent Common Stock is commenced (other than by Greene County or a Subsidiary thereof), and the Board of Directors of Independent recommends that the shareholders of Independent tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the 10-business-day period;

(h)           by Independent if, on the Measurement Date, both:

(i)            the Average Closing Price is less than $21.80; and

(ii)           the percentage decline in price of the Greene County Common Stock between the Starting Share Price and the Average Closing Price is more than 113.5% of any decline in the Index;

provided that Independent must provide written notice of its election to terminate this Agreement to Greene County within two Business Days after the Measurement Date; except that no termination under this provision shall be permitted if, within two Business Days after receiving written notice of termination from Independent pursuant hereto, Greene County shall provide written notice to Independent of Greene County’s determination to increase the Merger Consideration by the product of (A) the difference between $21.80 and the Average Closing Price and (B) the Total Stock Merger Consideration.

For the purposes of this Section 9.01(h), the following terms shall have the meanings indicated:

“Average Closing Price” shall mean average closing price of the Greene County Common Stock as reported on the Nasdaq Stock Market (as reported in the Wall Street Journal) for the 20 Business Days immediately preceding, and inclusive of, the Measurement Date.

“Index” shall mean the SNL Financial Bank Index for banks with assets between $500 million and $1.0 billion.

“Measurement Date” shall mean the date that is five Business Days prior to the Closing.

“Starting Share Price” shall mean $25.20; or

(i)            by Independent if it shall have received a Superior Proposal, and in accordance with Section 6.02(f) of this Agreement, the board of directors of Independent has made a determination to accept such Superior Proposal.

Section 9.02.  Effect of Termination.

(a)           In the event of termination of this Agreement by either Greene County or Independent as provided in Section 9.01, this Agreement shall forthwith become void and have no effect, and none of Greene County, Independent, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 7.02(b), 7.08(c), 9.02, and 10.02 shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Greene County nor Independent shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

(b)           Independent shall pay Greene County, by wire transfer of immediately available funds, the sum of $1.0 million (the “Termination Fee”) if this Agreement is terminated as follows:

(i)            if this Agreement is terminated by Greene County pursuant to Section 9.01(f), 9.01(g) or 9.01(i), then Independent shall pay the entire Termination Fee on the second Business Day following such termination; and

(ii)           if this Agreement is terminated by (A) Greene County pursuant to Section 9.01(d) if the breach giving rise to such termination was willful or (B) either Greene County or Independent pursuant to Section 9.01(e) and in any such case an Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to the senior management or Board of Directors of Independent (or any person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the date of the taking of the vote of the shareholders of Independent contemplated by this Agreement at the Independent Shareholders Meeting, in the case of clause (B), or the date of termination, in the case of clause (A), then Independent shall (1) pay Greene County an amount equal to $375,000 on the second Business Day following such termination, and (2) if within 18 months after such termination Independent or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, an Acquisition Proposal, then Independent shall pay the Termination Fee (net of any payment made pursuant to clause (1) above) on the date of such execution or consummation.

(c)           Any amount that becomes payable pursuant to Section 9.02(b) shall be paid by wire transfer of immediately available funds to an account designated by Greene County.

(d)           Independent and Greene County agree that the agreement contained in paragraph (b) above is an integral part of the transactions contemplated by this Agreement, that without such agreement Greene County would not have entered into this Agreement, and that such amounts do not constitute a penalty.  If Independent fails to pay Greene County the amounts due under paragraph (b) above within the time periods specified in such paragraph (b), Independent shall pay the costs and expenses (including legal fees and expenses) incurred by Greene County in connection with any action in which Greene County prevails, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

Section 9.03.  Amendment.  Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Independent; provided, however, that after any approval of the transactions contemplated by this Agreement by Independent’s shareholders there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the Independent shareholders hereunder other than as contemplated by this Agreement or which negatively impacts the intended tax treatment of the holders of Independent Common Stock.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 9.04.  Extension; Waiver.  At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE X

GENERAL PROVISIONS

Section 10.01.  Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

Section 10.02.  Expenses.  Except as provided in Sections 9.02 and 7.01(f) hereof, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

Section 10.03.  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or delivered by an overnight courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)   if to Greene County, to:

Greene County Bancshares, Inc.

100 North Main Street

Greeneville, TN  37743-4992

Phone: (423) 639-5111

Facsimile:  (423) 787-1235

Attention:  R. Stan Puckett

William F. Richmond

with a copy to:

Kutak Rock LLP

1101 Connecticut Avenue, NW

Suite 1000

Washington, DC  20036

Phone: (202) 828-2400

Facsimile:  (202) 828-2488

Attention:         Paul D. Borja

(b)   if to Independent, to:

Independent Bankshares Corporation

710 Nashville Pike

Gallatin, TN  37066

Facsimile:  (615) 425-9163

Attention:  Ronald E. Mayberry

with a copy to:

Gerrish & McCreary, P.C.

5214 Maryland Way, Suite 406

Brentwood, TN  37027

Facsimile:  (615) 251-0975

Attention:  J. Franklin McCreary

Section 10.04.  Interpretation.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this

Agreement, and Section references are to this Agreement unless otherwise specified.  Whenever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation.”  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  No provision of this Agreement shall be construed to require Independent or Greene County or any of their respective officers, directors, Subsidiaries or affiliates to take any action which would violate or conflict with any applicable law (whether statutory or common), rule or regulation.  It is agreed that any disclosure in a particular section of a Disclosure Schedule shall be deemed disclosed in respect of any other section thereof to the extent it is readily apparent that such disclosure is applicable to such other section.

Section 10.05.  Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 10.06.  Entire Agreement.  This Agreement (together with the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

Section 10.07.  Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Tennessee, without regard to any applicable conflicts of law provisions (except to the extent that mandatory provisions of federal law or the TBCA are applicable).

Section 10.08.  Severability.  Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its shareholders.  Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

Section 10.09.  Publicity.  Greene County and Independent shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances), issue such press release or make such public statement as may upon the advice of outside counsel be required by law or the rules and regulations of the Nasdaq.  Without limiting the reach of the preceding sentence, Greene County and Independent shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party.  In addition, Independent and its Subsidiaries shall (a) consult with Greene County regarding communications with customers, shareholders, prospective investors and employees related to the transactions contemplated hereby, (b) provide Greene County with shareholder lists of Independent and (c) allow and facilitate Greene County contact with shareholders of Independent and other prospective investors.

Section 10.10.  Assignment; Third-party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.  Except as otherwise specifically provided in Section 7.08 hereof, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 10.11.  Dispute Resolution.

(a)           Independent and Greene County each agree to submit all matters of disagreement, dispute, or controversy between Independent and Greene County under this Agreement to binding arbitration before the American Arbitration Association (the “AAA”).  All arbitration proceedings shall be conducted by three arbitrators in Greeneville, Tennessee, under the Commercial Arbitration Rules of the AAA, except as otherwise provided in this Section 10.11.  The party submitting a matter to arbitration shall include in the submission the name and address of the arbitrator selected by it, and the nonsubmitting party shall submit the name and address of the arbitrator selected by it within twenty (20) calendar days after receipt of notice of the submission.  The two arbitrators selected by Independent and Greene County shall be instructed to appoint a third arbitrator as soon as practicable.  If they fail to do so within twenty (20) calendar days after the appointment of the nonsubmitting party’s arbitrator, the AAA may appoint the third arbitrator and shall appoint the third arbitrator within thirty (30) calendar days after the appointment of the nonsubmitting party’s arbitrator.

(b)           The fees and expenses of each arbitrator and all other costs and expenses incurred in the arbitration subject to Section 10.11(a), including reasonable attorneys’ fees, shall be borne as specified in the arbitrators’ award.

(c)           Notwithstanding subsection (a) of this Section 10.11, either party shall be entitled to commence a suit at law for the purpose of (i) obtaining appropriate equitable relief in the event of a violation, or imminent violation, of Section 7.02(b) of this Agreement or (ii) enforcing the indemnification obligation under Section 7.08 of this Agreement.  Neither party shall prejudice any right to seek arbitration of any dispute arising with respect to Section 7.02(b) or Section 7.08 by commencing such a suit at law.

Section 10.12.  Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.13.  Construction.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The parties intend that each representation, warranty, and covenant contained herein shall have independent significance.  If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party, as the case may be, has not breached shall not detract from or mitigate the fact that the party, as the case may be, is in breach of the first representation, warranty, or covenant.

Section 10.14.  Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the parties.  No waiver by either party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Greene County and Independent have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date first above written.

GREENE COUNTY BANCSHARES, INC.

By	/s/ R. Stan Puckett
R. Stan Puckett
Chairman of the Board and Chief Executive Officer

INDEPENDENT BANKSHARES CORPORATION

By	/s/ Ronald E. Mayberry
Ronald E. Mayberry
President and Chief Executive Officer

EXHIBIT A

VOTING AGREEMENT

THIS VOTING AGREEMENT (the “Agreement”) dated as of June     , 2003, between Greene County Bancshares, Inc., a Tennessee corporation (“Greene County”), and each of the individuals listed on Schedule A attached hereto (collectively, the “Shareholders”).

WHEREAS, the Shareholders (i) collectively possess the sole or joint right to vote, or direct the voting of, an aggregate of              shares of common stock, $4.00 par value (“Shares”), of Independent Bankshares Corporation, a Tennessee corporation (“Independent”), which constitute approximately           % of the outstanding capital stock of Independent, no other shares of any other class of capital stock of Independent being issued or outstanding, and (ii) individually possess the right to vote, or direct the voting of, the number of Shares set forth opposite such Shareholder’s name on Schedule A hereto; and

WHEREAS, the Shareholders (i) collectively possess the sole or joint power to dispose of, or to direct the disposition of, an aggregate of              Shares, which constitute approximately            % of the outstanding capital stock of Independent, and (ii) individually possess the power to dispose of, or direct the disposition of, the number of Shares set forth opposite such Shareholder’s name on Schedule A hereto; and

WHEREAS, Greene County has entered into an Agreement and Plan of Merger with Independent, dated as the date hereof (the “Merger Agreement”), pursuant to which Independent will merge with and into Greene County (the “Merger”); and

WHEREAS, as a condition to entering into the Merger Agreement, Greene County has requested that the Shareholders agree, and the Shareholders have agreed, to support the Merger; and

WHEREAS, in consideration for the Shareholders’ support of the Merger and entering into this Agreement, the Shareholders will receive either cash or common stock of Greene County pursuant to the terms and conditions of the Merger Agreement.

NOW, THEREFORE, to induce Greene County to enter into the Merger Agreement and in consideration of the mutual covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

1.             Representations of Shareholders.  Each of the Shareholders, severally, and not jointly, represents that:

(a)                                           (1) such Shareholder possesses the sole or joint right to vote, or direct the voting of, all of the Shares set forth on Schedule A opposite the Shareholder’s name, (2) such number of Shares constitutes all of the Shares with respect to which the Shareholder possesses the sole or joint right to vote, or direct the voting of, as the case may be, and (3) such Shareholder has good and merchantable title to all of the Shares indicated on said list opposite the Shareholder’s name, free and clear of all claims, liens, restrictions and encumbrances of every kind and character, except as indicated on Schedule A.

(b)                                           (1) such Shareholder possesses the sole or joint power to dispose of, or direct the disposition of, the Shares set forth on Schedule A opposite the Shareholder’s name, (2) such number of Shares constitutes all of the Shares with respect to which the Shareholder possesses or will possess the sole or joint power to dispose of or direct the disposition of, and (3) such Shareholder has good and merchantable title to all of the Shares indicated on said list opposite the Shareholder’s name free and clear of all claims, liens, restrictions and encumbrances of any kind or character except as indicated on Schedule A.

(c)                                           such Shareholder does not own, of record or beneficially, any Shares that are not reflected on Schedule A.  For the purposes of this Agreement, beneficial ownership has the meaning set forth in Rule 13d-3 of the Securities Exchange Act of 1934, as amended.

(d)                                           such Shareholder has full right, power and authority to enter into, deliver and perform this Agreement; this Agreement has been duly executed and delivered by such Shareholder; and this Agreement constitutes the legal, valid and binding obligation of the Shareholder, and is enforceable in accordance with its terms.

2.             Covenants of Shareholders.  Each of the Shareholders, severally and not jointly, covenants as follows:

(a)                                           Restrictions on Transfer.  Subject to the provisions of Section 6.02(f) of the Merger Agreement with respect to the fiduciary obligations, as directors, of Shareholders who are also directors of Independent, with respect to Shares listed on Schedule A, during the term of this Agreement, such Shareholder shall not sell, transfer, assign, pledge, hypothecate, tender, grant a security interest in, or otherwise dispose of or encumber any of such Shares and will not enter into any agreement, arrangement or understanding (other than a proxy for the purpose of voting his or her Shares in accordance with Subparagraph 2(c) hereof) which would, during that term (i) restrict, (ii) establish a right of first refusal to, or (iii) otherwise relate to the transfer or voting of such Shares.

(b)                                           Other Restrictions.  Subject to the provisions of Section 6.02(f) of the Merger Agreement with respect to the fiduciary obligations, as directors, of Shareholders who are also directors of Independent, during the term of this Agreement, such Shareholder shall not, directly or indirectly, solicit, initiate or encourage inquiries or proposals from, or participate in any discussions or negotiations with, or provide any information to, any individual, corporation, partnership, limited liability company or other person, entity or group (other than Greene County and its affiliates, officers, employees, representatives and agents) concerning any sale of assets, sale of shares of capital stock, merger, consolidation, share exchange or similar transactions involving Independent and its two wholly owned subsidiaries, First Independent Bank and Rutherford Bank and Trust, each a Tennessee state chartered bank (collectively, the ”Subsidiaries”), and such Shareholder will use all commercially reasonable efforts to assure that Independent and the Subsidiaries take no such steps.  Such Shareholder shall promptly advise Greene County of, and communicate to Greene County the terms of, any such inquiry or proposal addressed either to such Shareholder or to Independent or the Subsidiaries that such Shareholder receives or of which such Shareholder has knowledge.

(c)                                           Merger.  With respect to the Shares listed on Schedule A pursuant to Subparagraph 1(a) hereof, each of the Shareholders shall vote such Shares in favor of the Merger Agreement, as defined therein, and the transactions contemplated thereby; each of the Shareholders, as a Shareholder, further agrees to support the effectuation of the Merger, subject to the provisions of Section 6.02(f) of the Merger Agreement with respect to the fiduciary obligations, as directors, of shareholders who are also directors of Independent.

(d)                                           Additional Shares.  The provisions of Subparagraphs (a) and (c) above shall apply to all Shares currently owned and hereafter acquired, of record or beneficially, by each of the Shareholders.

(e)                                           Death, Incapacity, or Dissolution.  This Agreement shall not be terminated by any act of any Shareholder or by operation of law, whether by the death or incapacity of such Shareholder or by the occurrence of any other event or events (including, without limiting the foregoing, the termination of any trust or estate for which such Shareholder is acting as a fiduciary or fiduciaries or the dissolution or liquidation of any corporation, partnership or limited liability company).  If between the execution hereof and the termination of this Agreement, any Shareholder should die or become incapacitated, or if any trust or estate holding the Shares should be terminated, or if any corporation, partnership or limited liability company holding the Shares should be dissolved or liquidated, or if any other such similar event or events shall occur before the termination of this Agreement, certificates representing the Shares shall be delivered by or on behalf of such Shareholder in accordance with the terms and conditions of the Merger Agreement and this Agreement, and actions taken by such Shareholder hereunder shall be as valid as if such death, incapacity, termination, dissolution, liquidation or other similar event or events had not occurred, regardless of whether or not Greene County has received notice of such death, incapacity, termination, dissolution, liquidation or other event.

(f)                            Public Announcements.  Each Shareholder shall consult with Greene County before issuing any press releases or otherwise making any public statements with respect to the transactions contemplated herein and shall not issue any such press release or make any public statement without the approval of Greene County, except as may be required by law.

(g)                           Disclosure.  Each Shareholder hereby authorizes Greene County to publish and disclose any announcement or disclosure required by the Securities and Exchange Commission (the “SEC”) or The Nasdaq National Market System (“Nasdaq”) or any other national securities exchange and in the Proxy Statement/Prospectus (including all documents and schedules filed with the SEC in connection with either of the foregoing), its identity and ownership of the Shares and the nature of its commitments, arrangements and understandings under this Agreement.

3.             Termination.  This Agreement shall terminate upon the termination of the Merger Agreement and be of no further force and effect, provided that nothing herein shall relieve any party from liability hereof for any breach of this Agreement prior to such termination.

4.             Governing Law.  This Agreement shall in all respects be governed by and construed under the laws of Tennessee, all rights and remedies being governed by such laws, without regard to any applicable conflicts of law principles.

5.             Benefit of Agreement.  This Agreement shall be binding upon and inure to the benefit of, and shall be enforceable by, the parties hereto and their respective personal representatives, successors and assigns, except that neither party may transfer or assign any of its respective rights or obligations hereunder without the prior written consent of the other party or, if by Greene County, in accordance with the Merger Agreement.

6.             Notice.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by confirmed facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Greene County, to:

Greene County Bancshares, Inc.
100 North Main Street
Greeneville, TN 37743-4992
Phone:	(423) 639-5111
Facsimile:	(423) 787-1235
Attention:	R. Stan Puckett
William F. Richmond

with a copy to:

Kutak Rock LLP
1101 Connecticut Avenue, NW
Suite 1000
Washington, DC 20036
Phone:	(202) 828-2400
Facsimile:	(202) 828-2488

Attention:       Paul D. Borja

if to a Shareholder, to the Shareholder’s address as set forth under his or her respective signature to this Agreement.

7.             Counterparts.  For convenience of the parties hereto, this Agreement may be executed in several counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

8.             Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Time is of the essence with respect to all provisions of this Agreement.

9.             Entire Agreement.  This Agreement (together with the Merger Agreement to the extent referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.  This Agreement may be amended only by a written instrument duly executed by each of the parties hereto.

10.           Further Assurances.  The Shareholders will use all reasonable efforts to cooperate with Greene County in connection with the Merger, promptly take such actions as are necessary or appropriate to consummate the Merger, and provide any information requested by Greene County for any registration of shares of Greene County common stock issued in the Merger and any regulatory application or filing made or approval sought for the transactions contemplated by the Merger Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Greene County and the Shareholders have caused this Agreement to be duly executed as of the day and year first above written.

GREENE COUNTY BANCSHARES, INC.,
a Tennessee corporation

By:
R. Stan Puckett
Chairman of the Board and Chief Executive Officer

SHAREHOLDERS

Printed Name:
Address:

Printed Name:
Address:

Printed Name:
Address:

Printed Name:
Address:

Printed Name:
Address:

Printed Name:
Address:

Printed Name:
Address:

Printed Name:
Address:

Printed Name:
Address:

Printed Name:
Address:

Printed Name:
Address:

Printed Name:
Address:

SCHEDULE A

Name	Number of Shares as to which Holder has Sole Power to Vote	Number of Shares as to which Holder has joint Power to Vote	Number of Shares as to which Holder has Direct or Indirect Control of Power to Vote	Number of Shares as to which Holder has Sole or Shared Power to Dispose or Direct Disposition	Number of shares as to which Holder has beneficial Ownership	Encumbrance

Aggregate Total

EXHIBIT B

NON-COMPETITION AGREEMENT

THIS NON-COMPETITION AGREEMENT (this “Agreement”) is made as of                 , 2003, by and between GREENE COUNTY BANCSHARES, INC., a Tennessee corporation (“Greene County”), and                  (“Non-Employee Director”).

RECITALS

WHEREAS, Non-Employee Director is a member of the Board of Directors of Independent Bankshares Corporation, a Tennessee corporation (“Independent”); and

WHEREAS, Independent entered into that certain Agreement and Plan of Merger dated June          , 2003 (the “Merger Agreement”) with Greene County, pursuant to which Independent shall merge with and into Greene County with Greene County as the surviving entity (the “Merger”); and

WHEREAS, Non-Employee Director acknowledges that he will personally derive substantial economic benefit from the Merger; and

WHEREAS, it is a condition to the obligation of Greene County to consummate the Merger that Non-Employee Director execute this Agreement;

and

WHEREAS, Non-Employee Director acknowledges that Greene County would not effect the closing of the Merger unless Non-Employee Director executes and delivers this Agreement to Greene County;

NOW THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

7.             Definitions.  Capitalized terms not expressly defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement.

8.             Acknowledgment by Non-Employee Director.  Non-Employee Director acknowledges that he or she has occupied a position of trust and confidence with Independent prior to the date hereof and has had access to and has become familiar with the following, any and all of which constitute confidential information of Independent (collectively, the “Confidential Information”): (a) any and all trade secrets concerning the business and affairs of Independent, customer lists, market studies, business plans, and including, but not limited to, such trade secrets involving the origination or sale of loans or lines of credit secured by real estate, commercial or corporate-business financing, unsecured loans labeled as consumer loans, or other financial services related business activities of Independent and any other information, however documented, of Independent that is a trade secret within the meaning of The Uniform Trade Secrets Act of the Tennessee Code or under other applicable law; (b) any and all information concerning the business and affairs of Independent (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, contractors, agents, and personnel training techniques and materials, and (c) any and all notes, analysis, compilations, studies, summaries and other material prepared by or for Independent containing or based, in whole or in part, upon any information included in the foregoing.

Non-Employee Director acknowledges that (a) the business of Independent is conducted primarily in the Tennessee counties of Rutherford and Sumner and counties contiguous thereto; (b) its products and services related to such business are also marketed primarily in the Tennessee counties of Rutherford and Sumner and counties contiguous thereto; (c) Independent’s business prior to Closing competes with other businesses that are or could be located in such counties of Tennessee; (d) Greene County has required that Non-Employee Director make the covenants set forth in Sections 3 and 4 of this Agreement as a condition to Greene County’s consummation of the Merger; (e) the provisions of Sections 3 and 4 of this Agreement are reasonable and necessary to protect and

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preserve Greene County’s interests in and right to operate Independent’s business from and after Closing; and (f) Greene County would be irreparably damaged if Non-Employee Director were to breach the covenants set forth in Sections 3 and 4 of this Agreement.

9.             Confidential Information.  Non-Employee Director acknowledges and agrees that the protection of the Confidential Information is necessary to protect and preserve the value of Independent’s business.  Therefore, Non-Employee Director hereby agrees not to disclose to any unauthorized Persons or use for his or its own account or for the benefit of any third party any Confidential Information, whether or not such information is embodied in writing or other physical form or is retained in the memory of Non-Employee Director, without Greene County’s prior written consent, unless and to the extent that the Confidential Information is or becomes generally known to and available for use by the public other than as a result of Non-Employee Director’s fault or the fault of any other Person bound by a duty of confidentiality to Greene County.  Non-Employee Director agrees to deliver to Greene County at the Effective Time of the Merger, and at any other time Greene County may request, all documents, memoranda, notes, plans, records, reports and other documentation, models, components, devices or computer software, whether embodied in a disk or in other form (and all copies of all of the foregoing), that contain Confidential Information and any other Confidential Information that Independent may then possess or have under his or her control.

10.           Non-competition and Nonsolicitation.  As an inducement for Greene County to enter into the Merger Agreement and as additional consideration for the consideration to be paid to Independent under the Merger Agreement, Non-Employee Director agrees that:

(a)  For a period of two years after the Closing:

(i)            Except with respect to business activities conducted in connection with his/her ordinary occupation as conducted while serving as a director of Independent, Non-Employee Director will not, directly or indirectly, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed by, or render services or advice or other aid to, or guarantee any obligation of, any Person engaged in or planning to become engaged in the banking or financial services industry or any other business whose products or activities compete in whole or in part with the business in which Independent engaged in or proposed to engage in prior to the Closing, anywhere within the Tennessee counties of Rutherford and Sumner and any counties contiguous thereto, provided, however, that any Non-Employee Director may purchase or otherwise acquire up to (but not more than) one percent 1% of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934.  Non-Employee Director agrees that this covenant is reasonable with respect to its duration, geographical area and scope.

(ii)           Non-Employee Director agrees not to, directly or indirectly, (A) induce or attempt to induce any employee of Independent who becomes an employee of Greene County in connection with the Merger to leave the employ of Greene County; (B) in any way interfere with the relationship between Greene County and any such employee of Greene County; (C) employ or otherwise engage as an employee, independent contractor or otherwise any such employee of Greene County; or (D) induce or attempt to induce any customer, supplier, licensee or other Person to cease doing business with Greene County or in any way interfere with the relationship between any such customer, supplier, licensee or other business entity and Greene County.

(iii)          Except with respect to business activities conducted in connection with his/her ordinary occupation as conducted while serving as a director of Independent, Non-Employee Director agrees that he or she will not, directly or indirectly, solicit the business of any Person known to Non-Employee Director to be a customer of Independent or Greene County, whether or not Non-Employee Director had personal contact with such Person, with respect to products or activities which compete in whole or in part with the business conducted by Independent or Greene County;

(b)  In the event of a breach by Non-Employee Director of any covenant set forth in Subsection 4(a) of this Agreement, the term of such covenant will be extended by the period of the duration of such breach;

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(c)  Non-Employee Director will not, at any time during or after the two-year period, disparage Greene County, the business formerly conducted by Independent, the business conducted by Greene County or any shareholder, director, officer, employee or agent of Greene County; and

(d)  Each Non-Employee Director will, for a period of two years after the Closing, within ten (10) days after accepting any employment, consulting engagement, engagement as an independent director, contractor, partnership or other association, advise Greene County of the identity of the new employer, client, partner or other Person with whom Non-Employee Director has become associated.  Greene County may serve notice upon each such Person that such Non-Employee Director is bound by this Agreement and furnish each such Person with a copy of this Agreement or relevant portions thereof.

11.           Remedies.  If Non-Employee Director breaches the covenants set forth in Sections 3 or 4 of this Agreement, Greene County will be entitled to the following remedies:

(a)           Damages from Non-Employee Director;

(b)           To offset against any and all amounts owing to Greene County under the Merger Agreement and/or any and all amounts that Greene County claims under Subsection 5(a) of this Agreement; and

(c)           In addition to its right to damages and any other rights it may have, to obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of Sections 3 and 4 of this Agreement, it being agreed that money damages alone would be inadequate to compensate Greene County and would be an inadequate remedy for such breach.

12.           Successors and Assigns.  This Agreement will be binding upon Greene County and Non-Employee Director and will inure to the benefit of Greene County and its affiliates, successors and assigns.

13.           Waiver.  The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged, in whole or in part, by a waiver or renunciation of the claim or right except in writing; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party, or of the right of the party giving such notice or demand to require the other party, to take further action without notice or demand as provided in this Agreement.

14.           Governing Law.  This Agreement shall in all respects be governed by and construed under the laws of Tennessee, all rights and remedies being governed by such laws, without regard to any applicable conflicts of law principles.

15.           Jurisdiction; Service of Process.  Any action or proceeding seeking to enforce any provision of, or based upon any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Tennessee, County of Greene or, if it has or can acquire jurisdiction, in the United States District Court for the Eastern District of Tennessee, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.  Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

16.           Severability; Reformation.  Whenever possible, each provision and term of this Agreement will be interpreted in a manner to be effective and valid, but if any provision or term of this Agreement is held to be prohibited or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement.  If any of the covenants set forth in Section 4 of this Agreement are held to be unreasonable, arbitrary or against public policy, such covenants will be considered divisible with

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respect to scope, time and geographic area, and will be appropriately limited and reformed to the maximum extent permitted by applicable law.

17.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement, it being understood that all parties need not sign the same counterpart.

18.           Section Headings, Construction.  The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.  All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise specified.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Unless otherwise expressly provided, the word “Including” does not limit the preceding words or terms.

19.           Notices.  All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given, made and received when (a) delivered personally; (b) sent by facsimile (with confirmation); (c) if mailed, three days after deposit in the United States mail, registered or certified, return receipt requested, postage prepaid; or (d) if sent by a nationally recognized overnight courier, on the next business day after deposit with such service, in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to Greene County, to:	Greene County Bancshares, Inc.
100 North Main Street
Greeneville, TN 37743-4992
Telephone: (423) 639-5111
Facsimile: (423) 787-1235
Attention: R. Stan Puckett

with a copy to:	Kutak Rock LLP
1101 Connecticut Avenue, NW
Suite 1000
Washington, DC 20036
Telephone: (202) 828-2400
Facsimile: (202) 828-2488
Attention: Paul D. Borja

If to Non-Employee Director, to:

Telephone No.:
Facsimile No.:

20.           Entire Agreement.  This Agreement (together with the Merger Agreement) constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral agreements and understandings between the parties with respect to the subject matter of this Agreement.  This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

21.           Further Assurances.  Non-Employee Director will use all reasonable efforts to cooperate with Greene County in connection with the Merger, promptly take such actions as are necessary or appropriate to consummate the Merger, and provide any information requested by Greene County for any registration of shares of Greene County common stock issued in the Merger and any regulatory application or filing made or approval sought for the transactions contemplated by the Merger Agreement.

22.           Effectiveness.  This Agreement shall become effective at the Effective Time of the Merger.  If the Merger is terminated and does not become effective this Agreement shall be void and of no effect.

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[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

GREENE COUNTY BANCSHARES, INC.,
a Tennessee corporation

By:
R. Stan Puckett
Chairman of the Board and Chief Executive Officer

NON-EMPLOYEE DIRECTOR

Printed Name:

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